Exhibit 10.36

STOCK AND PARTNERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

THE RADLINX GROUP, LTD.

RADLINX GROUP MANAGEMENT COMPANY, LLC

HEALTHLINX, INC.

DW HEALTHCARE PARTNERS, L.P.

GREGORY A. LOWENSTEIN

MARK J. BAKKEN

M. WAYNE SOMERS

MARK PANTENBURG

CALVIN B. HALL

AND

GREGORY A. LOWENSTEIN, AS PARTNER REPRESENTATIVE

DATED AS OF APRIL 5, 2007

TABLE OF CONTENTS

INDEX OF EXHIBITS, SCHEDULES AND APPENDICES

Exhibits

Exhibit A:	Defined Terms
Exhibit B:	Form of Opinion of Outside Counsel
Exhibit C:	List of Entities

Schedules

Schedule 1.1(c)	Partners, Equity Ownership and Payment Amounts
Schedule 1.3	Wire Transfer Instructions
Schedule 1.6	Form of Assignment of interests or shares
Schedule 5.1	Encumbrances on Interests or Shares of Partners

-i-

STOCK AND PARTNERSHIP INTEREST PURCHASE AGREEMENT

THIS STOCK AND PARTNERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 5, 2007 (the “Execution Date”) by and among Nighthawk Radiology Holdings, Inc., a Delaware corporation (“Buyer”), The Radlinx Group, Ltd., a Texas limited partnership (the “Company”), Radlinx Management Company, LLC, a Texas limited liability company (the “General Partner”), Healthlinx, Inc, a Delaware corporation (“Blocker Corp.”), DW Healthcare Partners, LP, a Delaware limited partnership (“DWHP”), Gregory A. Lowenstein (“GL”), Mark J. Bakken (“MB”), M. Wayne Somers (“MS”), Mark Pantenburg (“MP”) , Calvin B. Hall (“CH,” and together with MS and MP, the “Series B Holders” and the Series B Holders together with MB, GL, the General Partner and DWHP, each a “Partner” and collectively, the “Partners”) and Gregory A. Lowenstein as Partner Representative (as such term is hereinafter defined). Capitalized terms used and not otherwise defined in this Agreement shall have the meanings ascribed to them in Exhibit A.

RECITALS

A. The General Partner is the sole general partner of the Company.

B. DWHP owns all of the issued and outstanding capital stock of Blocker Corp. (“Blocker Corp. Stock”).

C. Blocker Corp., GL and MB collectively own all of the issued and outstanding membership interests of the General Partner.

D. Blocker Corp., GL, MB and the Series B Holders collectively own a 99% partnership interest in the Company.

E. The General Partner owns a 1% partnership interest in the Company.

F. Buyer and the Partners desire to enter into this Agreement and for Buyer to purchase (i) all issued and outstanding shares of Blocker Corp. Stock, (ii) all of the limited partnership interests in the Company not owned by Blocker Corp. and (iii) all of the membership interests in the General Partner not owned by Blocker Corp. (collectively, the “Acquisition”).

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

THE ACQUISITION

1.1 Purchase and Sale of Stock and Partnership Interests.

(a) Sale and Transfer of Blocker Corp. Stock. At the Closing (as defined in Section 1.6) and subject to and upon the terms and conditions of this Agreement, Buyer shall purchase from DWHP and DWHP shall sell, convey, transfer, assign and deliver to Buyer, 1,000 shares of Blocker Corp. Stock (the “Shares”), which Shares represent 100% of the issued and outstanding capital stock of Blocker Corp., free and clear of all Encumbrances or other defects of title, for its Consideration Percentage of the Purchase Price.

(b) Sale and Transfer of Interests. At the Closing and subject to and upon the terms and conditions of this Agreement, Buyer shall purchase from GL, MB and the Series B Holders, and GL, MB and the Series B Holders shall severally, sell, convey, transfer, assign and deliver to Buyer, all of the (i) partnership interests of the Company owned or held by each of them (the “LP Interests”), and (ii) membership interests of the General Partner owned or held by each of them (the “GP Interests” and together with the LP Interests, the “Interests”), free and clear of all Encumbrances or other defects of title, for their respective Consideration Percentage of the Purchase Price, which Interests together with the Shares (the Interests and the Shares together, the “Equity”) directly or indirectly represent 100% ownership of the issued and outstanding partnership interests of the Company and the General Partner.

(c) Schedule 1.1(c). Opposite each Partner’s name on Schedule 1.1(c) is the type and amount of Equity held by such Partner, the payment to be made to each such Partner at the Closing after giving effect to the adjustments and provisions of Sections 1.3, 1.4 and 1.5 below and the amount of each payment to be held in escrow on such Partner’s behalf.

1.2 Purchase Price. Subject to the terms and conditions of this Agreement, including any adjustments required by Sections 1.3, 1.4 and 1.5 below, Buyer will pay to the Partners at the times and in the manner specified in Sections 1.3, 1.4 and 1.5 below, an aggregate purchase price of $53,000,000 plus any Earnout Amount plus the Final Working Capital Amount (the “Purchase Price”).

1.3 Closing Payments.

(a) Closing Payment to Partners. Subject to the terms and conditions of this Agreement (including Section 1.5), at the Closing, Buyer shall pay to each Partner its Consideration Percentage of:

(i) $53,000,000 of the Purchase Price;

MINUS

(ii) the outstanding principal balance of, and all accrued and unpaid interest on, Indebtedness outstanding on the Closing Date (including any prepayment and similar charges associated with repayment of the Indebtedness prior to maturity (calculated as of the Closing Date));

MINUS

(iii) the amount (the “Closing Date Working Capital Offset”), if any, by which the Closing Date Net Working Capital is less than the Working Capital Threshold;

by wire transfer, in cash, in accordance with the wire transfer instructions set forth on Schedule 1.3 or as otherwise directed by the Partner Representative (the “Closing Payment”). Company shall deliver to Buyer a calculation of Closing Date Net Working Capital and the Working Capital Threshold certified as to accuracy by the Company’s Chief Financial Officer.

(b) Final Working Capital Amount. As soon as reasonably practicable after the date that is 120 days after the Closing (the “Cut-Off Date”), the Final Working Capital Amount shall be determined in the manner set forth in the succeeding sections:

(i) Buyer shall prepare and deliver to the Partner Representative as soon as reasonably practicable after the Cut-Off Date any proposed revisions to the Closing Balance Sheet and any proposed revisions to the Closing Date Net Working Capital, including adjustments to Accounts Receivable reflected on the Closing Balance Sheet and Collected AR as of the Cut-Off Date (the “Final Working Capital Amount”). Buyer’s revised Closing Balance Sheet shall be prepared in accordance with GAAP (it being understood and agreed that the amount of any proposed revision shall be disregarded for purposes of calculating the Final Working Capital Amount to the extent such proposed revision shall result from the application of any accounting policy (A) required by Regulation S-X or (B) that, as between Buyer and the Company, is unique to Buyer, unless the Company’s practices failed to conform to GAAP with respect to the accounting treatment of the item(s) under review, in which case Buyer shall be entitled to make such proposed revision). Buyer shall make available to the Partner Representative and its accountants during regular business hours all pertinent information reasonably requested by the Partner Representative in order to confirm the amounts set forth in the revised Closing Balance Sheet and Final Working Capital Amount.

(ii) Within thirty (30) days after the Buyer’s proposed revisions are delivered to the Partner Representative pursuant to subsection (i) above, the Partner Representative shall complete its examination thereof and shall deliver to Buyer either (A) a written acknowledgement accepting the Buyer’s revisions or (B) a written report setting forth in reasonable detail any proposed adjustments to the Buyer’s revisions (the “Adjustment Report”). A failure by the Partner Representative to deliver the Adjustment Report to Buyer within such thirty (30) day period shall be deemed to constitute the Partner Representative’s acceptance of Buyer’s calculation of the Closing Balance Sheet and the Final Working Capital Amount.

(iii) During a period of thirty (30) days following the receipt by Buyer of the Adjustment Report, the Partner Representative and Buyer shall attempt to resolve any differences they may have with respect to the matters set forth in the Adjustment Report. In the event the Buyer and the Partner Representative fail to agree on the Closing Balance Sheet and the Final Working Capital Amount within such thirty (30) day period, then the Partner Representative and Buyer mutually agree that the Seattle, Washington office of a firm of nationally recognized independent auditors (or if any such firm is unwilling or unable to serve, another national accounting firm mutually agreed upon by the Partner Representative and Buyer (the “Independent Auditors”), acting as an expert and not as an arbitrator, shall make the final determination with respect to the correctness of the proposed adjustments in the Adjustment Report in light of the terms and provisions of this Agreement. The parties shall use reasonable efforts to cause the Independent Auditors to render their decision as soon as practicable within sixty (60) days after the submission to the Independent Auditors of the proposed adjustments, including by promptly complying with all reasonable requests by the Independent Auditors for information, books, records and similar items. The Independent Auditors shall make a determination as to each of the items in dispute (and each item affected thereby), which determination shall be in writing and furnished to the Partner Representative and Buyer as promptly as practicable after the items in dispute have been referred to the Independent Auditors (but in any event within sixty (60) days thereafter). The decision of the Independent Auditors shall be final and binding on the Buyer and the Partner Representative, and may be used in a court of law by either the Buyer or the Partner Representative for the purpose of enforcing such decision. The costs and expenses of the Independent Auditors pursuant to this section shall be borne by the Buyer and the Partner Representative pro rata in an amount inversely proportional to the dollar value of the disputed items determined in each party’s favor. By way of example, if the Buyer had taken the position that the Final Working Capital Amount was $100, the Partner Representative had taken the position that the Final Working Capital Amount was $200, and the Independent Auditors determine the Final Working Capital Amount to be $130, then the Buyer would pay 30% of the Independent Auditors’ fees and expenses and the Partner Representative, on behalf of the Partners, would pay 70% of the Independent Auditors’ fees and expenses.

(iv) If, after determination of the Final Working Capital Amount pursuant to the foregoing, the Final Working Capital Amount exceeds the Working Capital Threshold, the Buyer shall pay to each Partner its Consideration Percentage of such excess plus the amount of the Closing Date Working Capital Offset, if any, made by Buyer pursuant to Section 1.3(a)(iii). If, after determination of the Final Working Capital Amount pursuant to the foregoing, the Final Working Capital Amount is less than the Working Capital Threshold (the “Working Capital Shortfall”), Buyer shall be entitled to recover from the Escrow Fund an amount equal to such Working Capital Shortfall but only to the extent Buyer shall not have recovered such Working Capital Shortfall pursuant to any Closing Date Working Capital Offset made pursuant to Section 1.3(a)(iii).

(c) Accounts Receivable. During the period between Closing and the Cut-Off Date, Buyer will use, and will cause the Company to use, commercially reasonable efforts to collect Accounts Receivable in the Ordinary Course of Business and will consult with the Partner Representative regarding such efforts and, to the extent Buyer or Company collect such Accounts Receivable, credit such Accounts Receivable to the oldest outstanding amount due from the party obligated thereon. On the 60th and 90th day after the Closing Date, the Buyer agrees to provide the Partner Representative a schedule of Accounts Receivable activity since the Closing Date. If any Accounts Receivable reflected on the Closing Balance Sheet have not become Collected AR by the Cut-Off Date and accordingly are not included in the computation of the Final Working Capital Amount, neither the Company nor the Buyer will have any further obligation to any of the Partners or the Partner Representative with respect thereto.

1.4 Earnout.

(a) Earnout Payment. Following the Closing, subject to the terms and conditions of this Agreement (including Section 1.4(e)), Buyer shall pay to each Partner its Consideration Percentage of the Earnout Amount (the “Earnout Payment”), by wire transfer, in cash, in accordance with the wire transfer instructions set forth on Schedule 1.3, within forty-five (45) days after the one-year anniversary of the Closing Date (the “Earnout Payment Date”).

(b) No Conditions to Payment. The parties acknowledge and agree that (i) the Earnout Amount is a material factor in determining the valuation of the Company, (ii) the right to the Earnout Payment is material to the Partners’ decision to enter into this Agreement and (iii) payment of the Earnout Amount is not contingent on the employment of either of GL, MB or any Series B Holder with Buyer or any of Buyer’s Affiliates on the Earnout Payment Date.

(c) Buyer’s Obligations With Respect to Earnout. The Partners agree that (i) following the Closing Date, the Buyer shall have the right and power to control all aspects of the business and operations of the Company (including decisions regarding the features, functions and characteristics of its products and services, the technology on which its products and services are delivered, whether and when to launch its products and services, and how to price, market and distribute its products and services), and nothing in this Agreement shall require Buyer to take any action that would be, or shall otherwise be interpreted in a manner that is, inconsistent with such right and power and (ii) nothing herein shall constitute a guarantee of employment of any Key Personnel or any other employee, and Buyer may terminate any Key Personnel or other employee, with or without cause, at any time and such termination shall not constitute a breach of this Agreement. Notwithstanding the foregoing, the Buyer covenants that if, prior to the Earnout Payment Date, it should sell or otherwise dispose of the business historically conducted by the Company, it will cause the purchaser of such business to assume Buyer’s obligation to make the Earnout Payment due hereunder.

(d) Tax Treatment. The Earnout Payment is intended to be treated for all Tax purposes as additional consideration for the purchase of the Equity by Buyer pursuant to this Agreement (subject to the requirement to treat a portion as imputed interest). Each of the Partners acknowledges that it is relying solely on its own tax advisors in connection with the tax treatment and tax consequences of the transactions contemplated hereby.

(e) No Transfer or Assignment. No Partner may sell, exchange, transfer or otherwise dispose of its right to receive the Earnout Payment, if any, or any portion thereof, except for transfers for estate planning purposes provided that Buyer is provided with written notice prior to any such transfer. Any transfer in violation of this Section 1.4(e) shall be null and void and need not be recognized by Buyer.

(f) No Other Representations, Warranties or Commitments. Each Partner expressly acknowledges and agrees that this Section 1.4 contains the entire agreement with respect to Buyer’s obligations in connection with the Earnout, and that notwithstanding anything else (including any prior or contemporaneous discussions) to the contrary, for purposes of this Agreement, no party makes or is relying on any, representations, warranties or covenants with respect to support provided to achieve, or the feasibility of achieving, the Earnout.

1.5 Escrow. Notwithstanding anything in this Agreement to the contrary, $5,300,000 of the Purchase Price will not be paid at the Closing to the Partners, but instead will be paid over to the Escrow Agent to be held and disbursed upon the terms and subject to the conditions set forth in the Escrow Agreement. This amount shall be referred to as the “Escrow Amount,” and the Escrow Amount, together with any accrued interest thereon, will constitute the “Escrow Fund.” Payments from the Escrow Fund will be made in accordance with Section 8.2 hereof.

1.6 Closing.

(a) The closing of the Acquisition (the “Closing”) will take place contemporaneously with the execution and delivery of this Agreement at the offices of Wilson Sonsini Goodrich & Rosati, located at 701 5th Avenue, Suite 5100, Seattle, Washington 98104 by electronic deliveries from multiple locations, unless another place is mutually agreed by Buyer and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

(b) Subject to the conditions set forth in this Agreement, at or prior to the Closing:

(i) Buyer shall pay each Partner the portion of the Closing Payment to which such Partner is entitled pursuant to this ARTICLE I, by wire transfer of immediately available funds; and

(ii) each Partner shall deliver to Buyer duly executed assignments of their Interests or Shares, as the case may be, substantially in the form attached as Schedule 1.6.

1.7 Effect of Transaction; Partner Approval. As a result of the transactions contemplated by this Agreement, upon the Closing, the Partners will have sold to Buyer, directly or indirectly, all of the partnership interests in the Company and there shall be no outstanding options, warrants or rights to subscribe for any purchase any interest in the Company, the General Partner or the Blocker Corp. By executing this Agreement, each Partner hereby approves (a) the transfer by each Partner of the Interests and the Shares, as the case may be, to Buyer pursuant to this Agreement and (b) the execution and performance of this Agreement and the consummation of the Acquisition and transactions contemplated by this Agreement by the Company. By executing this Agreement, each Partner hereby agrees to waive any rights such Partner may have under the Limited Partnership Agreement and General Partnership Agreement, including rights of first refusal and rights to distributions following the Closing, upon transfer of the Equity to Buyer.

1.8 Expenses. The Partners will be liable for the costs and expenses incurred by the Company, the General Partner, the Blocker Corp. and the Partners (including those of their respective employees and attorneys’ fees) in negotiating and consummating the transactions contemplated hereby, and Buyer will be solely responsible for the costs and expenses (including those of its employees and attorneys’ fees) incurred by Buyer in negotiating and consummating the transactions contemplated hereby. Any expenses incurred by the Company (including those of its employees and attorneys’ fees) in negotiating and consummating the transactions contemplated hereby, to the extent not included in the computation of the Final Working Capital Amount, shall be borne by the Partners.

1.9 Required Withholding. Buyer shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under the Code, or under any provision of state, local or foreign Tax law, and to request and be provided any necessary Tax forms, including Internal Revenue Service Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the Partners and, to the extent required by applicable Tax laws, any beneficial owner of an interest in any of the Partners. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.10 Taking of Necessary Action; Further Action. If at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, to vest in Buyer the full right and title to all the Equity or to ensure that the Company retains full right, title and possession to any and all assets, property, rights, privileges, powers and franchises of the Company, Buyer and the officers and directors of the Company are fully authorized in the name of the Company and/or the Partners, as the case may be, to take all such lawful and necessary action, it being understood and agreed that if such further action is necessary or desirable due to a breach of this Agreement or an agreement contemplated by this Agreement by the Company, the Partners or the Partner Representative, the cost and expense of taking such action may be paid by or reimbursed to Buyer from the Escrow Fund.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to and for the benefit of Buyer (except, with respect to any particular section or subsection of this ARTICLE II, to the extent specifically described in the corresponding section or subsection a letter delivered to the Buyer at the time of execution hereof (the “Company Disclosure Letter”)):

2.1 Organization, Good Standing, Qualification.

(a) The Company is a limited partnership duly formed and validly existing, and is in good standing, under the laws of the State of Texas, and is duly qualified to conduct business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would or could reasonably be expected to have a Material Adverse Effect. Section 2.1(a) of the Company Disclosure Letter identifies all jurisdictions in which the Company owns Real Property, conducts business or is qualified as a foreign entity to conduct business. The Company has all requisite power and authority to own and operate its properties and assets, to execute and deliver this Agreement and the other Transaction Agreements contemplated to be executed and delivered by it, to carry out the provisions hereof and thereof, and to carry on its business as currently conducted and as presently proposed to be conducted.

(b) Section 2.1(b) of the Company Disclosure Letter accurately sets forth (i) the names of the members of the General Partner’s managers and (ii) the names and titles of the Company’s officers.

(c) None of the Company, the General Partner or the Partners have ever approved, or commenced any proceeding, or made any election contemplating, the dissolution or liquidation of the Company or the winding up or cessation of the Company’s business or affairs.

(d) The Company has no Subsidiaries and has never owned, beneficially or otherwise, any Equity Interests (other than de minimis holdings in publicly traded companies in connection with investment accounts, if any).

2.2 Certificate of Limited Partnership and Limited Partnership Agreement; Records.

(a) The Company has delivered or otherwise made available to Buyer accurate and complete copies of:

(i) the Company’s Certificate of Limited Partnership and Limited Partnership Agreement, including all amendments thereto, as presently in effect;

(ii) the partnership interest records of the Company; and

(iii) the minutes and other records of the meetings and other actions (including any actions taken by written consent or otherwise without a meeting) relating to the Company, the General Partner and the Blocker Corp.

(b) The Company has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “The Radlinx Group, Ltd.”

(c) There has not been any uncured violation of any of the provisions of the Company’s Certificate of Limited Partnership or Limited Partnership Agreement within the last five (5) years, and no event has occurred, and no condition or circumstance exists, that (with or without notice or lapse of time) constitutes or is reasonably likely to result directly or indirectly in such a violation.

(d) The books of account, partnership interest records, minute books and other records of the Company are accurate, up to date and complete in all material respects. All of the records of the Company are in the actual possession or control of the Company. The Company has been administered and the Company’s limited partnership and other records maintained as required by Legal Requirements to maintain the separate legal existence of the Company.

2.3 Capitalization.

(a) As of the date of the Agreement, the authorized partnership interests of the Company consist of 180,000 Class A Units, of which 95,000 are issued and outstanding and 5,000 Class B Units, 4,476 of which are issued and outstanding. No other Interests are authorized or issued and outstanding. Section 2.3 of the Company Disclosure Letter sets forth a true and complete list of the record holders of such Interests listing the type, amount and percentage total of such Interests held by each such holder. All issued and outstanding Interests, and have been issued in compliance with all applicable securities laws and other applicable Legal Requirements.

(b) The Company has not granted any purchaser or other recipient of its partnership interests or other securities the right to require the Company to register any securities under the Securities Act or to qualify for any exemption thereunder.

(c) Section 2.3(c) of the Company Disclosure Letter sets forth a true and complete list of all other Equity Interests in or related to Company describing in reasonable detail such other Equity Interests.

(d) Except as set forth on Section 2.3(d) of the Company Disclosure Letter, there is no:

(i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any partnership interests or other securities of the Company;

(ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any partnership interests or other securities of the Company;

(iii) Contract under which the Company is or may become obligated to sell or otherwise issue any of its partnership interests or any other securities;

(iv) condition or circumstance that will directly or indirectly give rise to or provide a reasonable basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive from the Company any partnership interests or other securities of the Company; or

(v) other Equity Interest existing with respect to the Company.

(e) The Company has never repurchased, redeemed or otherwise reacquired (or, except as provided in the Partnership Agreement, agreed, committed or offered (in writing or otherwise) to repurchase, redeem or otherwise reacquire) any partnership interests or other securities.

2.4 Authority; Binding Nature of Agreements. The execution, delivery and performance by the Company of this Agreement and such Transaction Agreements to which it is contemplated to be a party have been duly authorized by all necessary partnership action on the part of the Company, the General Partner (including its board of managers), the Blocker Corp. and the Partners. This Agreement and the other Transaction Agreements constitute (assuming such agreements constitute legal, valid and binding obligations of Buyer to the extent it is executing such agreements), or upon execution and delivery will constitute (assuming such agreements constitute legal, valid and binding obligations of Buyer to the extent it is executing such agreements), the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization and similar Legal Requirements.

2.5 Non-Contravention; Consents.

(a) The execution, delivery and performance of this Agreement and the other Transaction Agreements by the applicable parties other than Buyer and the consummation of the Acquisition will not, directly or indirectly (with or without notice or lapse of time):

(i) contravene or result in a violation of (A) any provisions of the Company’s Certificate of Limited Partnership or Limited Partnership Agreement or (B) any resolution adopted by the Company’s board of managers or any committee thereof;

(ii) contravene, conflict with or result in a violation of, or give any Governmental Authority or other Person the right to challenge the Acquisition or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or any assets owned by the Company are subject;

(iii) cause the Company to become subject to, or to become liable for the payment of, any Tax;

(iv) cause any assets owned or used by the Company to be reassessed or revalued by any taxing authority or other Governmental Authority;

(v) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, modify or charge any material fee with respect to, any Governmental Approval that is held by the Company or that otherwise relates to the Company’s business or to any of the assets owned or used by the Company;

(vi) contravene, conflict with or result in a violation or breach of, or default under, any provision of any Company Contract;

(vii) give any Person the right to (A) declare a default or exercise any remedy under any Company Contract, (B) accelerate the maturity or performance of any Company Contract in any material respect or (C) cancel, terminate or modify any Company Contract;

(viii) give any Person the right to any payment by the Company or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of the Company in favor of any Person, in any such case as a result of the change in control of the Company or otherwise resulting from the Acquisition; or

(ix) result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by the Company.

(b) Except as set forth in Section 2.5(b) of the Company Disclosure Letter, the Company is not required to make any filing with or give any notice to, or obtain any Consent from, any Governmental Authority, party to a Company Contract or any other Person in connection with the execution and delivery of this Agreement and the other Transaction Agreements or the consummation or performance of the Acquisition. As of the Closing Date, all filings, notices and Consents to, with or with respect to Governmental Authorities set forth on such schedule have been duly made, given or obtained and are in full force and effect.

2.6 Proceedings; Orders.

(a) There is no pending Proceeding and, to the Company’s Knowledge, no Person has threatened to commence any Proceeding:

(i) to which Company is a party or which directly relates to any of the assets owned or used by the Company (whether or not the Company is named as a party thereto) and, to the Company’s Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would be reasonably expected to give rise to, or serve as a reasonable basis for, the commencement of any such Proceeding; or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Acquisition or the Company’s ability to comply with or perform its obligations and covenants under this Agreement or any of the other Transaction Agreements and, to the Company’s Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would be reasonably expected to give rise to, or serve as a reasonable basis for, the commencement of any such Proceeding.

(b) Within the last five years, no material Proceeding has been commenced by or against the Company and, to the Company’s Knowledge, no such Proceeding has been threatened.

(c) There is no Order to which the Company, or any of the assets owned by the Company, is subject.

(d) To the Company’s Knowledge, neither the General Partner nor any officer, employee, or contractor of the Company or of the General Partner, is subject to any Order that prohibits the General Partner, officer, employee or contractor of the Company or the General Partner from engaging in or continuing any conduct, activity or practice relating to the Company’s business.

(e) There is no proposed Order that, if issued or otherwise put into effect (i) would or could reasonably be expected to have a Material Adverse Effect or (ii) would otherwise have the effect of preventing, delaying, making illegal or otherwise interfering with the Acquisition.

2.7 Disputes Among Partners. There is no actual, or to the Company’s Knowledge, threatened Proceeding by a Partner against another Partner in respect of the Company or such holder’s Interest or Shares, as the case may be (a “Partner Proceeding”) and, to Company’s Knowledge, no event has occurred and no condition or circumstance exists that is reasonably likely to result in a Partner Proceeding.

2.8 Compliance with Legal Requirements.

(a) The Company, the General Partner and the Blocker Corp. are each in full compliance in all material respects with all Legal Requirements that are respectively applicable to it or to the conduct of their respective businesses or the ownership or use of any of their respective assets.

(b) No event has occurred, and no condition or circumstance exists, that (with or without notice or lapse of time) constitutes or is reasonably likely to result directly or indirectly in a material violation by the Company, the General Partner or the Blocker Corp. of, or a failure on the part of the Company to materially comply with, any Legal Requirement.

(c) The Company has not received, at any time, any written notice from any Governmental Authority or any other Person, and has no Knowledge, regarding (i) any actual or alleged violation of, or failure to comply with, any Legal Requirement by the Company, the General Partner or the Blocker Corp. or (ii) any actual or alleged obligation on the part of the Company, the General Partner or the Blocker Corp. to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or responsive action of any nature.

(d) To the Knowledge of the Company, no Governmental Authority has enacted or publicly proposed any Legal Requirement that, if adopted or otherwise put into effect, would prevent, delay, make illegal or otherwise interfere with the Acquisition.

(e) The Company is not a “covered entity” as that term is defined by 45 C.F.R. § 160.103 nor is the Company subject as a “covered entity” to the Standards for Privacy of Individually Identifiable Health Information promulgated by the U.S. Department of Health and Human Services in accordance with the Administration Simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). The Company is not subject to or is in compliance in all respects with any similar privacy laws in existence in any state or foreign jurisdiction.

(f) The Company holds all permits, licenses, certificates, accreditations (including, without limitation, accreditation by the Joint Commission on Accreditation of Health Organizations (“JCAHO”) as an ambulatory care organization) and other authorizations of foreign, federal, state and local governmental agencies required for the conduct of the business of the Company, and Section 2.8(f) of the Company Disclosure Letter sets forth a list of all such permits, licenses, certificates, accreditations, and other authorizations, and the Company (and each of the physicians that provides teleradiology or other services on behalf of the Company) are in compliance with all terms and conditions of any such required permits, licenses, certificates, accreditations and authorizations.

(g) The Company’s services meet or exceed the standards for radiology established by the American College of Radiology, including but not limited to the Technical Standard for Teleradiology, the Technical Standard for Digital Image Data Management and the Practice Guideline for Communication: Diagnostic Radiology.

(h) Each of the physicians who provide reading services on behalf of the Company (a) meets all qualifications for readers under any agreement for services pursuant to which such physician provides services on behalf of the Company, (b) is licensed to practice medicine in each of the states in which the patients are located for which such physician provides medical services, (c) has obtained medical staff privileges at the hospitals for which such physician provides medical services, (d) has never been excluded or sanctioned by any third-party payor, including, without limitation, Medicare, Medicaid or any private insurance plan, (e) is an independent contractor or an independent licensed practitioner for all purposes including, without limitation, all Tax purposes and for the JCAHO standards set forth in the 2004 JCAHO Comprehensive Accreditation Manual for Hospitals and (f) does not review mammograms or participate in interventional radiology on behalf of the Company.

(i) Neither the Company nor any physician who provides readings on behalf of the Company submits any claims for reimbursement for such readings to any third-party payor, including, without limitation, Medicare, Medicaid or any private insurance plan.

2.9 Governmental Approvals.

(a) Section 2.9(a) of the Company Disclosure Letter identifies each Governmental Approval held by the Company the failure of which to hold would or could reasonably be expected to have a Material Adverse Effect.

(b) The Company has delivered or made available to Buyer accurate and complete copies of all such Governmental Approvals, including all renewals thereof and all amendments thereto. Each Governmental Approval identified or required to be identified in Section 2.9(a) of the Company Disclosure Letter is valid and in full force and effect, Company is in compliance with such Governmental Approvals, and no fines or penalties are owed by Company in respect of such Governmental Approvals or the failure to obtain or maintain any such Governmental Approvals. Company has received no written notice of any, and there is no pending, or to Company’s Knowledge threatened, Proceeding which could result in the suspension, termination, revocation, cancellation, limitation or impairment of any such Governmental Approval. To the Knowledge of Company (i) no event or circumstance exists that would cause Company to be deemed to be out of compliance with, or would cause the suspension, termination, revocation, cancellation, limitation or impairment of, any such Governmental Approval and (ii) Company has not received any notice of any of the foregoing.

(c) The Governmental Approvals identified in Section 2.9(a) of the Company Disclosure Letter constitute all the Governmental Approvals necessary (i) to enable the Company to conduct its business in the manner in which its business is currently being conducted and as has been conducted in the past year and (ii) to permit the Company to own and use its assets in the manner in which they are currently owned and used.

2.10 Financial Statements.

(a) The Company has delivered to Buyer the following financial statements (collectively, the “Financial Statements”) which are attached hereto as Section 2.10(a) of the Company Disclosure Letter:

(i) the audited combined balance sheets of the Company and General Partner as of December 31, 2005 and 2006 and the related audited statements of operations, cash flows and changes in Partners capital as of December 31, 2005 and 2006, in each case together with the notes thereto and the report and certification of the auditor thereto; and

(ii) the unaudited combined balance sheet of the Company and General Partner as of (i) February 28, 2007 and the related unaudited statements of operations, cash flows and changes in Partners capital as of February 28, 2007 (the “Interim Financial Statements”).

(b) All the Financial Statements (including the Interim Financial Statements) are accurate and complete in all material respects, in accordance with the books and records of the Company and present fairly the combined financial position of the Company and General Partner as of the respective dates thereof and the combined results of operations of the Company and General Partner, changes in Partner’s capital and cash flows for the periods covered thereby. The Financial Statements and the Interim Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis with past periods and practice (except that the Interim Financial Statements do not have notes thereto and are subject to normal year-end adjustments in accordance with GAAP and past practice). All reserves set forth or reflected in the unaudited balance sheet of the Company as of February 28, 2007 (the “Interim Balance Sheet”) were established in accordance with GAAP.

2.11 Absence of Undisclosed Liabilities. Neither the Company nor the General Partner has any Liabilities except (i) as set forth on the Interim Balance Sheet prepared in accordance with GAAP and (ii) Liabilities (matured or unmatured, fixed or contingent) arising after the date of such balance sheet in the Ordinary Course of Business and including Transaction Expenses.

2.12 Accounts Receivable.

(a) Section 2.12(a) of the Company Disclosure Letter sets forth aging, true and complete in all material respects, of all accounts receivable, notes receivable and other receivables of the Company (including “Accrued Invoices” set forth on the Closing Balance Sheet) (collectively, “Accounts Receivable”) as of the date immediately prior to the date of the Closing Balance Sheet.

(b) All Accounts Receivable of the Company:

(i) represent valid and enforceable obligations of customers of the Company arising from bona fide transactions entered into in the Ordinary Course of Business;

(ii) are collectible in the Ordinary Course of Business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected on the Closing Balance Sheet; and

(iii) are free and clear of all Encumbrances.

2.13 Cash Equivalents/Bank Accounts.

(a) Section 2.13 of the Company Disclosure Letter accurately sets forth, with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution:

(i) the name and location of the institution at which such account is maintained;

(ii) the name in which such account is maintained and the account number of such account; and

(iii) the names of all individuals authorized to draw on or make withdrawals from such account.

The Company has full legal and beneficial interest in all cash, cash equivalents and other financial assets deposited in such accounts, free and clear of any Encumbrances, other than Permitted Encumbrances.

(b) The bank accounts listed on Section 2.13 of the Company Disclosure Letter have been reconciled as of February 28, 2007.

2.14 Title to, Condition of and Sufficiency of Assets; Tangible Assets.

(a) Except for leased property set forth on Section 2.14(e) of the Company Disclosure Letter, the leases for the Leased Premises set forth on Section 2.16 of the Company Disclosure Letter and any Intellectual Property Rights licensed to the Company pursuant to the licenses set forth on Section 2.15(e) of the Company Disclosure Letter, the Company owns, and has good, valid and marketable title to, all assets purported to be owned by it or used in its business, free and clear of any Encumbrances, except for Permitted Encumbrances, including:

(i) all assets reflected on the Interim Balance Sheet;

(ii) all assets acquired by the Company since the date of the Interim Balance Sheet;

(iii) all other assets reflected in the Company’s books and records as being owned by the Company; and

(iv) all supplies used in the Ordinary Course of Business (“Supplies”).

(b) Section 2.14(b) of the Company Disclosure Letter identifies all equipment, furniture, fixtures, improvements and other tangible assets owned or leased (indicating those items which are leased) by the Company, in each case having a net book value in excess of $5,000.

(c) Except as otherwise indicated, each asset identified in Section 2.14(b) of the Company Disclosure Letter:

(i) is in good condition and repair, consistent with its intended use (ordinary wear and tear excepted); and

(ii) is adequate for the uses to which it is being put.

(d) The assets identified in Section 2.14(b) of the Company Disclosure Letter and the Supplies constitute all of the material tangible assets the Company used for the conduct of its business.

(e) Section 2.14(e) of the Company Disclosure Letter identifies all equipment and other material tangible or other personal property that is being leased or licensed to the Company. Except as otherwise indicated, all leases pursuant to which the Company leases such property are in good standing and are valid and effective in accordance with their respective terms, and there exists no default thereunder or occurrence or condition that is reasonably likely to result in a default thereunder or termination thereof. There are no Encumbrances, other than Permitted Encumbrances, on such property other than as set forth in the respective leases for such property.

(f) Section 2.14(f) of the Company Disclosure Letter sets forth a list of all premises currently leased by the Company (“Current Leased Premises”) and all premises for which the Company terminated its lease during the past two (2) years (“Prior Leased Premises”). The Current Leased Premises are in good operating condition, ordinary wear and tear excepted, and are useable in the Ordinary Course of Business. The Company has no liability to the lessor of the Prior Leased Premises for damages to such Prior Leased Premises or as a result of any obligation of the Company arising on its vacation of the Prior Leased Premises, in each case in excess of any deposit or other reserve specifically established with respect to such liability reflected on the Interim Balance Sheet. The Company has not caused any damage to the Current Leased Premises and would have no liability to the lessor thereof on its vacation of such Current Leased Premises in accordance with the terms of the lease therefor, in each case in excess of any deposit or other reserve specifically established with respect to such liability and reflected on the Interim Balance Sheet.

(g) The Company owns, or has valid leasehold interests in, all material (individually or in the aggregate) assets necessary for the conduct of its business as currently conducted.

(h) Notwithstanding anything to the contrary herein, the representations and warranties of the Company set forth in this Section 2.14 do not extend to Intellectual Property Rights owned or used by Company, or any Encumbrances arising out of or relating to any such Intellectual Property Rights, which Intellectual Property Rights and related Encumbrances shall instead be governed by the representations and warranties of Company set forth in Section 2.15 below.

2.15 Intellectual Property.

(a) Section 2.15(a) of the Company Disclosure Letter lists all Company Intellectual Property, specifying in each case whether such Company Intellectual Property is owned or controlled by or for, licensed to, or otherwise held by or for the benefit of Company, including all Registered Intellectual Property Rights owned by, filed in the name of or applied for by Company and used in its business (the “Company Registered Intellectual Property Rights”).

(b) Each item of Company Intellectual Property owned by the Company (i) is valid, subsisting and in full force and effect, (ii) has not been abandoned or passed into the public domain and (iii) is free and clear of any Encumbrances.

(c) The Company Intellectual Property constitutes all the Intellectual Property Rights used in the conduct of its business as it is currently conducted.

(d) Each item of Company Intellectual Property either (i) is exclusively owned by Company and was written and created solely by employees of Company acting within the scope of their employment or by third parties, all of which employees and third parties have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to Company, and no third party owns or has any rights to any such Company Intellectual Property or (ii) is duly and validly licensed to Company for use in the manner currently used by Company in the conduct of its business and as it is currently planned to be conducted by Company prior to the Closing.

(e) Except as set forth in Section 2.15(e) of the Company Disclosure Letter, in each case in which Company has acquired ownership to any Intellectual Property Rights from any Person, to the Company’s Knowledge the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to Company. No Person who has licensed Intellectual Property Rights to Company has ownership rights or license rights to improvements made by Company in such Intellectual Property Rights. Company has not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property Rights that is or was Company Intellectual Property to any Person.

(f) The Company has no Knowledge of any facts, circumstances or information that (i) would render any Company Intellectual Property invalid or unenforceable, (ii) would adversely affect any pending application for any Company Registered Intellectual Property Right or (iii) would adversely affect or impede the ability of Company to use any Company Intellectual Property in the conduct of its business as it is currently conducted or as it is currently planned to be conducted by the Company prior to Closing. The Company has not misrepresented, or failed to disclose, and has no Knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Company Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Registered Intellectual Property Right.

(g) All necessary registration, maintenance and renewal fees in connection with each item of Company Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property Rights. There are no actions that must be taken by the Company within sixty (60) days following the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Company Registered Intellectual Property Rights. To the maximum extent provided for by, and in accordance with, applicable laws and regulations, Company has recorded in a timely manner each such assignment of a Registered Intellectual Property Right assigned to Company with the relevant governmental authority, including the United States Patent and Trademark Office (the “PTO”), the U.S. Copyright Office or their respective counterparts in any relevant foreign jurisdiction, as the case may be.

(h) Company has taken all necessary action to maintain and protect (i) Company’s Intellectual Property and (ii) the secrecy, confidentiality, value and Company’s rights in the Confidential Information and Trade Secrets of Company and those provided by any Person to Company, including by having and enforcing a policy requiring all current and former employees, consultants and contractors of Company to execute appropriate confidentiality and assignment agreements. All copies thereof shall be delivered to Buyer at or prior to Closing. Company has no Knowledge of any violation or unauthorized disclosure of any Trade Secret or Confidential Information related to its business or obligations of confidentiality with respect to its business.

(i) To the Knowledge of the Company, the operation of the Company’s business as it is currently conducted, or as it is currently planned to be conducted by Company prior to Closing, does not and will not, and will not when operated by Buyer substantially in the same manner following the Closing, violate, infringe or misappropriate any Intellectual Property Rights of any Person.

(j) To the Knowledge of the Company, no Person is violating, infringing or misappropriating any Company Intellectual Property Right.

(k) To the Knowledge of the Company, there are no Proceedings before any Governmental Authority (including before the PTO) anywhere in the world related to any of the Company Intellectual Property, including any Company Registered Intellectual Property Rights.

(l) No Company Intellectual Property is subject to any Proceeding or any outstanding decree, order, judgment, office action or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Company or, to the Knowledge of the Company, that may affect the validity, use or enforceability of such Company Intellectual Property.

(m) Section 2.15(m) of the Company Disclosure Letter lists all Contracts affecting any Intellectual Property Rights. Company is not in breach of, nor has Company failed to perform under, any such Contracts and, to Company’s Knowledge, no other party to any such Contracts, is in breach thereof or has failed to perform thereunder.

(n) To the extent not listed in Section 2.15(m) of the Company Disclosure Letter, Section 2.15(n) of the Company Disclosure Letter lists all Contracts under which Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability, or provide a right of rescission, with respect to the infringement or misappropriation by Company or such other person of the Intellectual Property Rights of any Person other than Company.

(o) To the Knowledge of Company, there is no Contract affecting any Company Intellectual Property under which there is any dispute regarding the scope of such Contract, or performance under such Contract, including with respect to any payments to be made or received by Company thereunder.

(p) All Company Intellectual Property owned by the Company will be fully transferable, alienable or licensable by Buyer or the Company without restriction (other than restrictions on sublicensing that exist as of the Closing) and without payment of any kind to any third party. The consummation of the transaction as contemplated hereby will not result in any loss of any Company Intellectual Property or the right to use any Company Intellectual Property.

(q) Neither this Agreement nor the transactions contemplated herein, including the assignment to Buyer, by operation of law or otherwise, of any Contracts will result in (i) Buyer granting to any third party any right to, or with respect to, any Intellectual Property Right owned by, or licensed to, Buyer, (ii) Buyer being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses or (iii) Buyer being obligated to pay any royalties or other amounts to any third party.

2.16 Real Property. The Company does not own any Real Property or any interest in Real Property except for the leaseholds created under the Real Property leases identified in Section 2.16 of the Company Disclosure Letter (the “Leased Premises”) pursuant to which the Company is the lessee. The Company enjoys peaceful and undisturbed possession of such premises. The Company has delivered or made available to Buyer complete copies of all such leases. All leases pursuant to which the Company leases such property are valid and effective in accordance with their respective terms, and there exists no material default thereunder by Company or, to the Knowledge of Company, any occurrence or condition that is reasonably likely to result in a default thereunder or termination thereof. The Company will obtain a valid leasehold interest in such leases, in each case free and clear of all Encumbrances, except Permitted Encumbrances.

2.17 Employees, Consultants and Physicians.

(a) Section 2.17(a) of the Company Disclosure Letter contains a list of all employees of the Company (including any employee on a leave of absence or layoff status), showing for each employee, the employee’s hire date, title and current annualized compensation (including separately base salary and bonus or commission).

(b) Section 2.17(b) of the Company Disclosure Letter contains a list of individuals who are currently performing services for the Company and are classified as “consultants” or “independent contractors,” and the respective compensation, including any compensation that may become due as a result of the Acquisition or other event agreed to by the parties, of each such “consultant” or “independent contractor.” The Company has no direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(c) Section 2.17(c) of the Company Disclosure Letter contains a list of (i) physicians who are currently providing radiological interpretations to or on behalf of the Company, (ii) agreed compensation paid to each such physician by the Company, including any compensation that may become due as a result of the Acquisition or other event agreed to by the parties, (iii) the states in which each such physician is licensed to practice medicine, by physician and (iv) the hospitals at which each such physician has staff privileges, by physician.

(d) The Company has no collective bargaining agreements, union Contracts or similar Contracts with any of its employees. There is no labor union organizing activity pending or, to the Company’s Knowledge, threatened with respect to the Company.

(e) Except as set forth in Section 2.17(e) of the Company Disclosure Letter, the employment of each of the Company’s employees is terminable by the Company at will, and no employee has any agreement or contract, written or verbal, regarding his or her employment other than the employment offer letter delivered by the

Company to such employee, in the Company’s standard form, a copy of which form has been made available to Buyer. The Company has delivered or made available to Buyer accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements, employment agreements and other materials relating to the employment of its current employees, and to the extent that the Company has outstanding payment obligations or Liabilities thereunder, relating to the employment of former employees.

(f) To the Company’s Knowledge (i) no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any term of any employment contract, proprietary information agreement or other agreement relating to the right of any such individual to be employed by, or to contract with, the Company because of the nature of the business to be conducted by the Company and (ii) the continued employment by the Company of its present employees, and the performance of the Company’s Contracts with its independent contractors, will not result in any such violation. The Company has not received any written notice alleging that any such violation has occurred. No employee of the Company has been granted the right to any continued employment with Company or to any material compensation following termination of employment with the Company. To the Knowledge of the Company, no officer or key employee, or any group of employees, or any independent contractor or consultant, intends to terminate his, her or their employment with the Company. The Company does not have a present intention to terminate the employment of any officer, key employee, key contractor or group of employees or contractors.

(g) The Company is not engaged, and has never been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, materially affecting the Company or any of its employees. There is not now pending, and to the Knowledge of the Company no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute, nor has any event occurred.

(h) There are no Proceedings pending with respect to the employees or consultants of the Company in connection with their service with the Company, and to the Knowledge of Company, no such Proceedings are threatened.

(i) Except as set forth in Section 2.17(i) of the Company Disclosure Letter, the Company has no obligation to pay, and has not paid or agreed to pay, any bonus or similar amount to any employee or consultant of Company in connection with the Acquisition or this Agreement.

2.18 Benefit Plans; ERISA.

(a) Section 2.18 of the Company Disclosure Letter lists (i) all Employee Benefit Plans, (ii) all employment agreements, including any individual benefit arrangement, policy or practice with respect to any current or former employee, officer or director of the Company or ERISA Affiliate and (iii) all other employee benefit, bonus or other incentive compensation, partnership interest option, partnership interest purchase, partnership interest appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, and fringe benefit plans, arrangements, policies or practices, written or unwritten, whether legally binding or not, which the Company or any ERISA Affiliate maintains, contributes to or has or could have any obligation to or Liability for (collectively, the “Plans”).

(b) None of the Plans is or was a Pension Plan, and neither the Company nor any ERISA Affiliate has ever sponsored, maintained or contributed to, or ever been obligated to contribute to, a Pension Plan.

(c) None of the Plans is or was a Multiemployer Plan, and neither the Company nor any ERISA Affiliate has ever contributed to, or ever been obligated to contribute to, a Multiemployer Plan.

(d) The Company does not maintain or contribute to any welfare benefit plan which provides health benefits to an employee after the employee’s termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA. The Company and its ERISA Affiliates have never maintained, sponsored or participated in any self insurance medical plan (including any such plan to which a stop-loss policy or contract applies) and no Plan is self-insured.

(e) Each Plan materially complies by its terms and in operation with the requirements provided by any and all statutes, orders or governmental rules or regulations currently in effect and applicable to the Plan, including but not limited to ERISA and the Code.

(f) All reports, forms and other documents required to be filed with any government entity or furnished to employees, former employees or beneficiaries with respect to any Plan or benefit arrangement (including without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed and furnished and are accurate.

(g) Each of the Plans that is intended to qualify under Section 401(a) of the Code is the subject of a favorable determination letter issued by the Internal Revenue Service after January 1, 1997 approving such Plans as so amended (or (i) the Company has time remaining in which to apply for a favorable determination letter, or (ii) if reliance is permitted under IRS Revenue Procedure 2005-16, the Company relies on the favorable opinion letter or advisory letter of the master and prototype or volume submitter plan sponsor of such Plan). Each trust maintained pursuant to any such Plan has been determined by the Internal Revenue Service to be exempt from taxation under Section 501 of the Code. To the Knowledge of Company, nothing has occurred since the date of the Internal Revenue Service’s favorable determination letter that could adversely affect the qualification of the Plan and its related trust. The Company and each ERISA Affiliate have timely amended and operated each of the applicable Plans in material compliance with the Economic Growth and Tax Relief Reconciliation Act of 2001 and subsequent legislation enacted through the date hereof, and Section 501 of the Code.

(h) All contributions for each Plan for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) have been made prior to the Closing Date by the Company in accordance with applicable Legal Requirements and the recommended contribution in any applicable actuarial report.

(i) All required insurance premiums have been paid, subject only to normal retrospective adjustments in the Ordinary Course of Business, with regard to the Plans for plan years ending on or before the Closing Date.

(j) With respect to each Plan:

(i) no prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available;

(ii) no actions or claims (other than routine claims for benefits made in the ordinary course of the Plan administration for which Plan administrative review procedures have not been exhausted) are pending, or, to the Knowledge of the Company, threatened against or with respect to the Plan, any employer who is participating (or who has participated) in any Plan or any fiduciary (as defined in Section 3(21) of ERISA) of the Plan;

(iii) the Company has no Knowledge of any facts which could give rise to any such action or claim; and

(iv) the plan document provides that it may be amended or terminated at any time and, except for benefits protected under Section 411(d) of the Code, all benefits payable to current or terminated employees or any beneficiary may be amended or terminated by the Company at any time without Liability.

(k) Neither the Company nor any ERISA Affiliate has any Liability or is threatened with any Liability (whether joint or several) (i) for any excise tax imposed by Section 4971, 4975, 4976, 4977 or 4979 of the Code, or (ii) to a fine under Section 502 of ERISA.

(l) All of the Plans, to the extent applicable, are in material compliance with the continuation of group health coverage provisions contained in Section 4980B of the Code and Sections 601 through 608 of ERISA, the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996 (including the regulations set forth in Parts 160, 162, and 164 of Title 45 of the Code of Federal Regulations), the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, and any amendment to each such act, or any similar state law requirements.

(m) The Company has delivered to Buyer true, correct and complete copies of (i) all documents amending, creating or evidencing any Plan, (ii) all reports, forms and other documents required to be filed with any governmental entity or furnished to employees, former employees or beneficiaries (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports for all plans subject to ERISA, but excluding individual account statements and tax forms) for the preceding plan year, (iii) all IRS determination, opinion, notification and advisory letters and rulings relating to any Plan; (iv) all applications and correspondence to or from the IRS, Department of Labor or any other governmental agency with respect to any Plan and (v) all material written agreements and contracts relating to each Plan or its related trust (if any), including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts. There are no negotiations, demands, proposals, or commitments which are, to the Knowledge of the Company, pending or have been made to increase or enhance the compensation or benefits made available through the Plans except as otherwise provided in Section 2.18 of the Company Disclosure Letter.

(n) No compensation is or will be includable in income for any current or former employee, officer or director as a result of the operation of Code Section 409A with respect to arrangements or agreements in effect prior to the Closing Date.

2.19 Tax Matters.

(a) The Company has prepared and timely filed all required Tax Returns relating to any and all Taxes concerning or attributable to the Company or its operations and such Tax Returns are true and correct in all material respects and have been completed in accordance with applicable law.

(b) The Company has timely paid all Taxes required to be paid and timely paid or withheld with respect to its employees and other third parties (and timely paid over any withheld amounts to the appropriate Governmental Authority) all income taxes, Federal Insurance Contribution Act and Federal Unemployment Tax Act amounts and other Taxes required to be withheld.

(c) The Company has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax.

(d) No audit or other examination of any Tax Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination. No adjustment relating to any Tax Return filed by the Company has been proposed by any Governmental Authority to the Company or any representative thereof. No claim has ever been made by a Governmental Authority in a jurisdiction where the Company files Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(e) The Company has no liabilities for unpaid Taxes as of the respective date of its Interim Financial Statements which have not been accrued or reserved on the balance sheet included in such Interim Financial Statements, whether asserted or unasserted, contingent or otherwise, nor has the Company incurred any liability for Taxes since the date of such Interim Financial Statements other than in the Ordinary Course of Business.

(f) The Company has made available to Buyer or its legal counsel or accountants copies of all Tax Returns for the Company filed for all periods since inception.

(g) There are (and immediately following the Closing there will be) no Encumbrances on the assets of the Company relating to or attributable to Taxes other than Permitted Encumbrances. There is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Encumbrance for Taxes on the assets of the Company.

(h) The Company has (a) never been a party to any Tax sharing, indemnification or allocation agreement or arrangement, nor does the Company owe any amount under any such agreement or arrangement, (b) no liability for the Taxes of any other person as a transferee or successor, by contract, or otherwise or (c) never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(i) The Company has not engaged in a reportable transaction under Treas. Reg. § 1.6011-4(b), including any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

(j) The Company has been an entity treated as a partnership for U.S. federal income tax purposes at all times since its inception.

2.20 Environmental Compliance.

(a) The Company is and has been at all times in compliance in all material respects with all Environmental Laws. The Company has now and at all times has had all the necessary permits and other Governmental Approvals required under Environmental Laws for the operation of its business, and is not and has not been in violation in any material respect of any of the terms and conditions of any of such permits or such other Governmental Approvals. The Company has not received any written notice or other written communication that alleges that the Company is not in compliance with any Environmental Law.

(b) The Company has not generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released, or disposed of any Hazardous Materials (whether lawfully or unlawfully) at any premises occupied or controlled by the Company on or at any time prior to the Closing Date. There (i) are not and have not been any releases or threatened releases of any Hazardous Materials by Company, or in connection with the business of Company, or to Company’s Knowledge in any other respect, in any quantity at, on or from any such premises (ii) are no circumstances that may prevent or interfere with the Company’s material compliance with any Environmental Law (iii) is not, to the Knowledge of the Company, any former owner or user of any such premises who was engaged in any type of manufacturing or commercial activity on such premises which would be reasonably expected to generate, manufacture, produce, transport, import, use, treat, refine, process, handle, store, discharge, release or dispose of any Hazardous Materials (whether lawfully or unlawfully) on such premises.

2.21 Company Contracts.

(a) Section 2.21(a) of the Company Disclosure Letter lists each Contract in effect on the date hereof to which Company is a party, to which any other Person has entered into on behalf of or for the benefit of Company, or pursuant to which Company’s assets or liabilities are otherwise bound or affected, and in each case that falls within one of the following categories, (collectively, the “Company Contracts”):

(i) Partner agreements, voting trusts, proxies or other binding arrangements or understandings among all or any of the General Partner, Blocker Corp. or the Partners relating to the voting of their respective Interests or Shares, as the case may be;

(ii) Investor rights agreements, registration rights agreements and other Contracts granting rights of any nature to any holder of Company partnership interests, general Partner membership interests or Blocker Corp. securities or other securities of, or other Equity Interest in, the Company, the General Partner or the Blocker Corp., or to persons having rights to acquire such partnership or membership interests, securities or Equity Interest;

(iii) Contracts related to the issuance or transfer of the partnership interests of, or any other Equity Interest in, the Company, including partnership interest purchase agreements, warrants, convertible notes, and other notes;

(iv) Personal property leases and conditional sales and title retention agreements for personal property;

(v) Real Property leases and subleases and any other Contracts relating to any right, title or interest in or to Real Property;

(vi) any Customer Contract;

(vii) any in-bound licenses and related Contracts, other than licenses for commercial off the shelf software licensed by the Company in the Ordinary Course of Business not required to be set forth on Section 2.15(c) of the Company Disclosure Letter;

(viii) any out-bound licenses and related Contracts, other than Customer Contracts entered into in the Ordinary Course of Business;

(ix) any Contract relating to any sales, agency, distribution, marketing, service/product tie-in, barter or in-kind agreement;

(x) any Contract for the manufacture, service or maintenance of any equipment or other personal property of Company;

(xi) any other Contract for capital expenditures or for the purchase of goods or services;

(xii) any mortgage or other Contract involving financing or borrowing of money for the Company, or evidencing indebtedness or any Liability for borrowed money or any obligation for the deferred purchase price of property in each case for or of the Company (excluding normal trade payables);

(xiii) any Contract to indemnify any Person, to share in or contribute to the Liability of any Person or to guarantee any Liability of any Person, other than Customer Contracts entered into in the Ordinary Course of Business;

(xiv) any joint venture, partnership, cooperative arrangement or similar Contract and any other Contract involving a sharing of profits;

(xv) any Contract related to the acquisition of a business or the equity of any other Person;

(xvi) any Contract for the purchase or sale of any assets or for the option or rights to purchase or sell any assets, in either case in excess of $10,000;

(xvii) any Contract with or with respect to any consultant, independent contractor or employee of the Company, including with respect to bonus, partnership interest option or other incentive equity, termination payments or other compensation, and further including any Contract with any labor union, other than employment offer letters in the Company’s standard form;

(xviii) any Contract with any Governmental Authority;

(xix) any insurance policy or other Contract pertaining to insurance not disclosed pursuant to Section 2.27;

(xx) any Contract containing covenants not to compete applicable to the Company, with any Person in any geographical area;

(xxi) any power of attorney, proxy or similar instrument;

(xxii) any Contract for the purchase or sale of foreign currency or otherwise involving foreign exchange transactions;

(xxiii) any Contract containing a “most-favored nation” or other provision requiring adjustment of cost, pricing, priority or other terms or conditions of the Contract, or performance obligations under such Contract;

(xxiv) any Contract requiring Company to “pass through” or otherwise provide any party to such Contract the full or partial benefit of reduced royalty rates, production or other costs;

(xxv) any Contract which by its terms requires the consent of the other party to the transfer or assignment of such Contract, including in the event the Company shall sell all or substantially all of its assets or business or otherwise be subject to a merger, reorganization, consolidation or change in control;

(xxvi) any Contract between Company and an Affiliate, other than employment offer letters in the Company’s standard form;

(xxvii) any confidentiality, non-disclosure or similar Contract between Company and any third party; and

(xxviii)(1) any other Contract which provides for payment or performance by any party thereto having an aggregate value of $10,000 or more, including future payments, performance of services or delivery of goods or materials to or by Company of an aggregate amount or value in excess of $50,000 on an annual basis, (2) any other Contract outside the Ordinary Course of Business of Company and (3) any Contract the terms of which are not arm’s-length.

(b) Section 2.21(b) of the Company Disclosure Letter sets forth the material terms of any proposed Contract under negotiation or discussion by the Company that would fall under any of the categories in subsection (a) above if it were executed or otherwise becomes legally binding at any time in the future.

(c) The Company Contracts constitute all of the contracts used in and necessary for the conduct of the business of the Company as currently conducted, including in a manner consistent with the conduct of the business in the previous year.

(d) Company has provided to Buyer true, accurate and complete copies of all of the Company Contracts, and there are no oral or written amendments, modifications, side letters, supplements or other arrangements or agreements in existence with respect to the Company Contracts which have not been provided to Buyer.

(e) Each Company Contract is in full force and effect and is valid and legally binding on Company and, to Company’s Knowledge, the other parties thereto, and each Company Contract is enforceable in accordance with its terms with respect to Company and, to the Knowledge of Company, with respect to each other party to such Company Contract. Company has no Knowledge of any pending or threatened bankruptcy, insolvency or similar Proceeding with respect to any party to any Company Contract.

(f) To the Knowledge of Company, no audit or similar review or investigation has been or is being conducted by any party to a Company Contract. Company has no Knowledge of, and has not received any written notice or written request with respect to, any such audit, review or investigation, and Company has no Knowledge of any facts that are reasonably likely to lead to the commencement of any such audit, review or investigation.

(g) Company is not in violation or breach of or default under any Company Contract. To the Knowledge of Company, no third party to any Company Contract is in violation or breach of or default under any Company Contract. No action by Company has been taken, and to Company’s Knowledge, no action has been taken by another Person, which would, with or without notice or lapse of time, (i) result in a violation or breach of any of the provisions of any Company Contract other than immaterial violations or breaches, (ii) give any Person the right to declare a default under or exercise any remedy under any Company Contract, (iii) give any Person the right to accelerate the maturity or performance of any Company Contract or (iv) give any Person the right to cancel, terminate or modify any Company Contract or assert a counterclaim, defense or offsetting claim under a Company Contract. Company has no Knowledge of, and has received no written notice of, any of the foregoing, and Company has no Knowledge of facts that are reasonably likely to result in any of the foregoing.

(h) No Person (i) is renegotiating or (ii) has requested a renegotiation of, any amount paid or payable to Company under any Company Contract or any other term or provision of any Company Contract. Company has not waived any of its material rights under any Company Contract. Performance of the Company Contracts by Company as of and immediately following the Closing Date will not result in any violation of or failure to comply with any Legal Requirement. Company has not guaranteed or otherwise agreed to insure or become liable for in any way any Contract or Liability of another Person, or pledged any of Company’s assets to secure the performance or payment of any Company Contract. Neither Company nor any of its Affiliates or officers nor, to the Knowledge of Company, any employee or agent of Company or any other Person acting on Company’s behalf, has directly or indirectly within the last five (5) years provided, or agreed to provide, any tangible or intangible benefit to any customer, supplier, Governmental Authority, employee or other Person that would result in any violation of any Legal Requirement.

2.22 Government Contracts.

(a) The Company has not been suspended or debarred from bidding on contracts or subcontracts for any Government Authority nor, to the Company’s Knowledge, has any suspension or debarment action been commenced. There is no valid basis for the Company’s suspension or debarment from bidding on contracts or subcontracts for any Government Authority.

(b) The Company has not within the preceding three (3) years been, nor is it now being, audited or, to Company’s Knowledge, investigated by any Government Authority, including without limitation the Government Accountability Office, the Defense Contract Audit Agency, the Defense Contract Administrative Service, the Department of Labor, the Department of Health and Human Services, the Environmental Protection Agency, the General Services Administration, or the inspector general or auditor general or similar functionary of any agency or instrumentality nor, to the best of Company’s Knowledge, is any such audit or investigation threatened.

(c) No material cost incurred by the Company pertaining to any contracts or subcontracts for any Government Authority has been questioned or challenged by representatives of a Government Authority, or is, to the Knowledge of Company, the subject of any investigation, or has been disallowed by the United States government, and no amount of money due to the Company pertaining to any contracts or subcontracts for any Government Authority has been withheld or set off nor has any claim been made to withhold or set off money and the Company is entitled to all progress payments received with respect thereto; and all amounts previously charged or at present carried as chargeable by the Company to any contracts or subcontracts for any Government Authority have been or will be reasonable, allowable and allocable to each such contracts or subcontracts for any Government Authority.

(d) The operation of its business by the Company, as it relates to the contracts or subcontracts for any Government Authority, has been conducted in all material respects in accordance with all applicable laws, regulations, and other requirements of all Government Authorities.

2.23 Medical Liability. Company is not subject to any Liability arising from any injury to Person or property or as a result of any claim of medical malpractice or similar circumstance. There are no pending claims, and within the last five (5) years there have not been any material claims involving any of the Company’s physician contractors or physician employees.

2.24 Customers and Contractors. The Company has not received any written notice of, and Company has no Knowledge of, facts or circumstances indicating that any current customer or contractor including in connection with the consummation of the Acquisition or otherwise (i) intends to cease dealing with Company, (ii) intends to otherwise materially reduce the volume of business transacted by such Person with Company, (iii) is otherwise materially dissatisfied with the services the Company provides such person or otherwise with its relationship with Company or (iv) is threatened with bankruptcy or insolvency.

2.25 Restrictive Covenants. There is no Contract to which the Company is a party or any Order or Legal Requirement binding upon or applicable to the Company which has or would reasonably be expected to have the effect of (a) prohibiting or materially impairing any business or medical practice material to the Company, (b) prohibiting or materially impairing any acquisition of property by the Company or (c) restricting or prohibiting, through a non-competition or similar obligation or otherwise, the Company from conducting business or competing in any line of business with any Person or in any geographic area.

2.26 Competing Business. Except as described in Section 2.26 of the Company Disclosure Letter, neither Company nor, to the Knowledge of Company, any officer, director or Partner (or any Affiliate thereof) directly or indirectly holds any interest in (excepting not more than two percent (2%) stockholdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, or otherwise receives remuneration from, any Person that is, or is engaged in business as, a competitor, lessor, lessee, customer or supplier of Company or is party to any Contract with the Company.

2.27 Insurance.

(a) Section 2.27 of the Company Disclosure Letter sets forth, with respect to each insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, the Company as of the Execution Date:

(i) the name of the insurance carrier that issued such policy and the policy number of such policy;

(ii) whether such policy is a “claims made” or an “occurrences” policy;

(iii) a description of the coverage provided by such policy;

(iv) the annual premium payable with respect to such policy; and

(v) a description of any claims pending, and any claims that have been asserted in the past, with respect to such policy.

(b) The Company has delivered or made available to Buyer accurate and complete copies of each of the insurance policies identified in Section 2.27 of the Company Disclosure Letter (including all renewals thereof and endorsements thereto) and binders relating thereto indicating that such policies are in full force and effect as of the date hereof, and all of the pending applications identified in Section 2.27 of the Company Disclosure Letter. The Company does not have any self-insurance or risk sharing arrangement affecting the Company or any of its assets.

(c) Each of the policies identified in Section 2.27 of the Company Disclosure Letter is valid, enforceable and in full force and effect, and has been issued by an insurance carrier that, to the Knowledge of the Company, is solvent and financially sound. All of the information contained in the applications submitted in connection with said policies was (at the times said applications were submitted) accurate and complete in all material respects, and all premiums and other amounts owing with respect to said policies have been paid in full. The Company maintains policies of insurance of the type and in amounts reasonably and customarily carried by persons conducting businesses or owning assets similar in type and size and in similar industries to those of the Company, including medical liability and all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance. Each of the policies identified in Section 2.27 of the Company Disclosure Letter will continue in full force and effect following the Closing, and the Company has paid all premiums due, and has otherwise performed in all material respects all of its obligations, under each policy to which it is a party or that provides coverage to it or any of its directors, officers or contractors in connection with their performance of services to the Company.

(d) There is no pending claim under or based upon any of the policies identified in Section 2.27 of the Company Disclosure Letter and, to the Knowledge of the Company, no event has occurred, and to the Company’s Knowledge, no condition or circumstance exists, that would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a reasonable basis for any such claim.

(e) The Company has not received:

(i) any notice regarding the actual or possible cancellation or invalidation of any of the policies identified in Section 2.27 of the Company Disclosure Letter or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies; or

(ii) any notice regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies identified in Section 2.27 of the Company Disclosure Letter.

2.28 Affiliate Transactions. Except as provided in Section 2.28 of the Company Disclosure Letter:

(a) no Affiliate of the Company has, and no such Affiliate of the Company has at any time had, any direct or indirect interest of any nature in any asset used in or otherwise relating to the business of the Company.

(b) no Affiliate of the Company is indebted to the Company for an amount, individually or in the aggregate, in excess of $1,000.

(c) no Affiliate of the Company has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing of any nature involving the Company other than with respect to the grant or purchase of Interests in the Company or except in connection with employment with Company.

(d) to the Knowledge of the Company, no Affiliate of the Company has any claim or right against the Company, except for salary, vacation pay, expense reimbursement or similar claims arising from such Affiliate’s employment with the Company.

2.29 Interim Operations. Since December 31, 2006:

(a) The Company has operated in the Ordinary Course of Business, and there has not been any occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of Business;

(b) The Company has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any partnership interests (other than distributions to Partners, in accordance with past practice, in respect of the taxes payable upon their allocable share of the Company’s income) or (ii) repurchased, redeemed or otherwise reacquired any partnership interests or other securities, or split, combined or reclassified any of its partnership interests or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for partnership interests, or repurchased or otherwise acquired, directly or indirectly, any partnership interests;

(c) The Company has not sold or otherwise issued (or granted any warrants, options or other rights to purchase) any partnership interests or any other Equity Interest in the Company;

(d) The Company has not amended its Certificate of Limited Partnership or Limited Partnership Agreement and has not effected or been a party to any acquisition transaction, recapitalization, reorganization, reclassification (by split or otherwise) of partnership interests or similar transaction (other than the acquisition transaction with Buyer set forth herein);

(e) There has not been any material damage, destruction or other casualty loss with respect to any of the Company’s assets;

(f) Company has not materially violated any Legal Requirement applicable to Company;

(g) None of the Company or any Partner has entered into any Contract (other than with Buyer and its Affiliates) regarding any sale or acquisition of the Company (whether by merger, partnership interest acquisition or otherwise) or all or a significant portion of its assets, or any license to its Intellectual Property Rights outside the Ordinary Course of Business or any exclusive license to its Intellectual Property Rights, nor has Company entered into any Contract with respect to any acquisition by Company of any Person or assets that would materially affect or relate to the Company’s business;

(h) There has not been, except as required by any change in GAAP, any material change by Company in its accounting principles, practices or methods, in its Tax practices or principles or in the practices or standards used to maintain Company’s books, accounts or business records;

(i) Company has not violated, entered into, terminated or modified any of its Company Contracts or Governmental Approvals, and no Governmental Authority or other Person has amended, accelerated, terminated or modified any such Company Contracts or Governmental Approvals;

(j) To Company’s Knowledge, no Proceeding has been commenced against Company, and Company has not commenced any Proceeding against any other Person other than for the routine collection of Accounts Receivable in the Ordinary Course of Business;

(k) Company has not (i) failed to maintain its assets in good repair, order and condition, reasonable wear and tear excepted, (ii) accelerated the collection of any Accounts Receivable or (iii) made any sale of any such Accounts Receivable or any accrual of liabilities, written off any Accounts Receivable which are individually or in the aggregate material or portions thereof as uncollectible or established an extraordinary reserve with respect thereto;

(l) Company has not sold, leased, transferred or assigned any material asset, other than in the Ordinary Course of Business;

(m) Company has not assigned, nor granted any license or sublicense of any rights under or with respect to, any of its Intellectual Property Rights or granted any license with respect to any such right (other than non-exclusive licenses to customers of the Company in the Ordinary Course of Business);

(n) Company has not made any material gifts or sold, transferred or exchanged any material property on a non-arm’s length basis;

(o) Company has not mortgaged, pledged or subjected any of its assets to any Encumbrance;

(p) Company has not forgiven any material debt or otherwise released or waived any material right or claim nor discharged any material lien nor paid any obligation or Liability other than in the Ordinary Course of Business;

(q) To the Knowledge of Company, Company has not suffered any material loss of or harm to any relationship with, any customer or other third Person material to the Company’s business;

(r) The Company has not otherwise become subject to any Liability in an individual or aggregate amount greater than $1,000 not otherwise reflected on the most recent Interim Balance Sheet;

(s) Company has not taken, or failed to take, any other action that would or could reasonably be expected to have a Material Adverse Effect; and

(t) Company has not entered into any Contract or otherwise agreed, in writing or otherwise, to take any of the actions that are described above or that would be reasonably likely to lead to the occurrence of any of the events or conditions described above.

2.30 Finders and Brokers; Fees. Except as set forth on Section 2.30 of the Company Disclosure Letter, neither the Company nor any person acting on behalf of the Company has negotiated with any finder, broker or any similar person in connection with the Acquisition. Except as set forth on Section 2.30 of the Company Disclosure Letter, the Company has not entered into a Contract that provides that a fee shall be paid to any Person if the Acquisition is consummated and has not otherwise incurred any Liability for any brokerage fees, commissions or finder’s fees with respect to this Agreement or the Acquisition.

2.31 Full Disclosure. Neither this Agreement (including all schedules and exhibits hereto) nor the other Transaction Agreements (including all schedules and exhibits thereto) contain any untrue statement of material fact or omits to state any fact necessary to make any of the representations, warranties or statements contained herein or therein not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE GENERAL PARTNER

The General Partner represents and warrants to Buyer (except, with respect to any particular section or subsection of this ARTICLE III, to the extent specifically described in the corresponding section or subsection of the General Partner Disclosure Letter delivered to the Buyer at the time of execution hereof (the “General Partner Disclosure Letter”)) that the statements contained in this ARTICLE III are true and correct as of the date hereof and as of the Closing Date.

3.1 Organization, Good Standing, Qualification.

(a) The General Partner is a limited liability company duly formed and validly existing, and is in good standing, under the laws of the State of Texas, and is duly qualified to conduct business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would or could reasonably be expected to have a Material Adverse Effect. The General Partner has all requisite power and authority to own and operate its properties and assets, to execute and deliver this Agreement and the other Transaction Agreements contemplated to be executed and delivered by it, to carry out the provisions hereof and thereof, and to carry on its business as currently conducted and as presently proposed to be conducted.

(b) Section 3.1(b) of the General Partner Disclosure Letter accurately sets forth (i) the names of the members of the General Partner’s board of managers, (ii) the names of the members of each committee of the General Partner’s board of managers and (iii) the names and titles of the General Partner’s officers.

(c) Neither the General Partner nor the Partners have ever approved, or commenced any proceeding, or made any election contemplating, the dissolution or liquidation of the General Partner or the winding up or cessation of the General Partner’s business or affairs.

(d) Other than the partnership interests of the Company, the General Partner does not currently own and has never owned, beneficially or otherwise, any shares or other securities of, or any other direct or any other indirect interest of any nature in, any Entity.

3.2 Articles of Organization and Amended and Restated Regulations; Records.

(a) The General Partner has delivered or otherwise made available to Buyer accurate and complete copies of:

(i) the General Partner’s Articles of Organization and Amended and Restated Regulations, including all amendments thereto, as presently in effect;

(ii) the membership interest records of the General Partner ; and

(iii) the minutes and other records of the meetings and other actions (including any actions taken by written consent or otherwise without a meeting) relating to the General Partner of the Partners, the General Partner’s board of managers and all committees of the General Partner’s board of managers.

(b) The General Partner has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than name “Radlinx Management Company, LLC.”

(c) There has not been any uncured violation of (i) any of the provisions of the General Partner’s Articles of Organization or Amended and Restated Regulations or (ii) any resolutions adopted by the Partners related to the General Partner, the General Partner’s board of managers, or any committee of the board of managers of the General Partner’s within the last five (5) years, and no event has occurred, and no condition or circumstance exists, that (with or without notice or lapse of time) constitutes or is reasonably likely to result directly or indirectly in such a violation.

(d) The books of account, membership interest records, minute books and other records of the General Partner are accurate, up to date and complete in all material respects. All of the records of the General Partner are in the actual possession or control of the General Partner. The General Partner has been administered and the General Partner limited liability company records maintained as required by Legal Requirements to maintain the separate legal existence of the General Partner.

3.3 Capitalization.

(a) As of the date of the Agreement, the authorized membership interests of the General Partner consist of 1,000 units, of which 1,000 units are issued and outstanding. No other Interests are authorized or issued and outstanding. Section 3.3 of the General Partner Disclosure Letter sets forth a true and complete list of the record holders of such Interests listing the type, amount and percentage total of such Interests held by each such holder. All issued and outstanding Interests have been issued in compliance with all applicable securities laws and other applicable Legal Requirements.

(b) The General Partner has not granted any purchaser or other recipient of its membership interests or other securities the right to require the General Partner to register any securities under the Securities Act or to qualify for any exemption thereunder.

(c) Except as set forth on Section 3.3 of the General Partner Disclosure Letter, there is no:

(i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any membership interests or other securities of the General Partner;

(ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any membership interests or other securities of the General Partner;

(iii) Contract under which the General Partner is or may become obligated to sell or otherwise issue any of its membership interests or any other securities;

(iv) condition or circumstance that will directly or indirectly give rise to or provide a reasonable basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive from the General Partner any membership interests or other securities of the General Partner; or

(v) other Equity Interest existing with respect to the General Partner.

(d) The General Partner has never repurchased, redeemed or otherwise reacquired (or agreed, committed or offered (in writing or otherwise) to repurchase, redeem or otherwise reacquire) any membership interests or other securities.

3.4 Authority; Binding Nature of Agreements. The execution, delivery and performance by the General Partner of this Agreement and such Transaction Agreements to which it is contemplated to be a party have been duly authorized by all necessary member action on the part of the General Partner, its board of managers and the Partners. This Agreement and the other Transaction Agreements constitute (assuming such agreements constitute legal, valid and binding obligations of Buyer to the extent it is executing such agreements), or upon execution and delivery will constitute (assuming such agreements constitute legal, valid and binding obligations of Buyer to the extent it is executing such agreements), the legal, valid and binding obligations of the General Partner, enforceable against the General Partner in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization and similar Legal Requirements.

3.5 Tax Matters.

(a) The General Partner has prepared and timely filed all required Tax Returns relating to any and all Taxes concerning or attributable to the General Partner or its operations and such Tax Returns are true and correct and have been completed in accordance with applicable law.

(b) The General Partner has timely paid all Taxes required to be paid and timely paid or withheld with respect to its employees and other third parties (and timely paid over any withheld amounts to the appropriate Governmental Authority) all income taxes, Federal Insurance Contribution Act and Federal Unemployment Tax Act amounts and other Taxes required to be withheld.

(c) The General Partner has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the General Partner, nor has the General Partner executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax.

(d) No audit or other examination of any Tax Return of the General Partner is presently in progress, nor has the General Partner been notified of any request for such an audit or other examination. No adjustment relating to any Tax Return filed by the General Partner has been proposed by any Governmental Authority to the General Partner or any representative thereof. No claim has ever been made by a Governmental Authority in a jurisdiction where the General Partner files Tax Returns that the General Partner is or may be subject to taxation by that jurisdiction.

(e) The General Partner has no liabilities for unpaid Taxes as of the respective date of the General Partner Interim Financial Statements which have not been accrued or reserved on the balance sheet included in the General Partner Interim Financial Statements, whether asserted or unasserted, contingent or otherwise, nor has the General Partner incurred any liability for Taxes since the date of such General Partner Interim Financial Statements other than in the Ordinary Course of Business.

(f) The General Partner has made available to Buyer or its legal counsel or accountants copies of all Tax Returns for the General Partner filed for all periods since inception.

(g) There are (and immediately following the Closing there will be) no Encumbrances on the assets of the General Partner relating to or attributable to Taxes other than Permitted Encumbrances. There is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Encumbrance for Taxes on the assets of the General Partner.

(h) The General Partner has (a) never been a party to any Tax sharing, indemnification or allocation agreement or arrangement, nor does the General Partner owe any amount under any such agreement or arrangement (b) no liability for the Taxes of any other person as a transferee or successor, by contract, or otherwise or (c) never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes (except, in the case of each of (a), (b) and (c), as a result of the General Partner’s ownership of a general partnership interest in the Company).

(i) The General Partner has not engaged in a reportable transaction under Treas. Reg. § 1.6011-4(b), including any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

(j) The General Partner has been an entity treated as a partnership for U.S. federal income tax purposes at all times since its inception.

(k) General Partner was formed for the sole purpose of owning a general partnership interest in the Company, and has conducted no activities other than such ownership.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BLOCKER CORP.

Blocker Corp. represents and warrants to Buyer that (except, with respect to any particular section or subsection of this ARTICLE IV, to the extent specifically described in the corresponding section or subsection of the Blocker Corp. Disclosure Letter delivered to Buyer at the time of execution hereof (the “Blocker Corp. Disclosure Letter”) the statements contained in this ARTICLE IV are true and correct as of the date hereof and as of the Closing Date.

4.1 Organization, Good Standing, Qualification.

(a) Blocker Corp. is a corporation duly formed and validly existing, and is in good standing, under the laws of the State of Delaware, and is duly qualified to conduct business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would or could reasonably be expected to have a Material Adverse Effect. Blocker Corp. has all requisite power and authority to own and operate its properties and assets, to execute and deliver this Agreement and the other Transaction Agreements contemplated to be executed and delivered by it, to carry out the provisions hereof and thereof, and to carry on its business as currently conducted and as presently proposed to be conducted.

(b) Section 4.1(b) of the Blocker Corp. Disclosure Letter accurately sets forth (i) the names of the members of Blocker Corp.’s board of directors, (ii) the names of the members of each committee of the Blocker Corp.’s board of directors and (iii) the names and titles of Blocker Corp.’s officers.

(c) Neither Blocker Corp. nor its board of directors or stockholders have ever approved, or commenced any proceeding, or made any election contemplating, the dissolution or liquidation of Blocker Corp. or the winding up or cessation of Blocker Corp.’s business or affairs.

(d) Other than its partnership interests in the Company and its membership interests in the General Partner, Blocker Corp. does not current own and has never owned, beneficially or otherwise, any shares or other securities of, or any other direct or any other indirect interest of any nature in, any Entity.

4.2 Certificate of Incorporation; Records.

(a) Blocker Corp. has delivered or otherwise made available to Buyer accurate and complete copies of:

(i) Blocker Corp.’s Certificate of Incorporation and By-Laws, including all amendments thereto, as presently in effect;

(ii) the stock records of Blocker Corp.; and

(iii) the minutes and other records of the meetings and other actions (including any actions taken by written consent or otherwise without a meeting) of the stockholders, the board of directors and all committees of Blocker Corp.’s board of directors.

(b) Blocker Corp. has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “Healthlinx, Inc.”

(c) There has not been any uncured violation of (i) any of the provisions of Blocker Corp.’s Certificate of Incorporation or By-Laws or (ii) any resolutions adopted by Blocker Corp.’s board of directors, or any committee of the board of directors of Blocker Corp. within the last five (5) years, and no event has occurred, and no condition or circumstance exists, that (with or without notice or lapse of time) constitutes or is reasonably likely to result directly or indirectly in such a violation.

(d) The books of account, stock records, minute books and other records of Blocker Corp. are accurate, up to date and complete in all material respects. All of the records of Blocker Corp. are in the actual possession or control of Blocker Corp. Blocker Corp. has been administered and the company records maintained as required by Legal Requirements to maintain the separate corporate existence of Blocker Corp.

4.3 Capitalization.

(a) As of the date of the Agreement, the authorized capital stock of Blocker Corp. consists of 1,000 authorized shares of common stock, all of which are issued and outstanding. DWHP owns all of the Shares of record and beneficially, and no other Interests are authorized or issued and outstanding. Section 4.3 of the Blocker Corp. Disclosure Letter sets forth a true and complete list of the record holders of such Interests listing the type, amount and percentage total of such Interests held by each such holder. All issued and outstanding Interests, and have been issued in compliance with all applicable securities laws and other applicable Legal Requirements.

(b) Blocker Corp. has not granted any purchaser or other recipient of its securities the right to require Blocker Corp. to register any securities under the Securities Act or to qualify for any exemption thereunder.

(c) Except as set forth on Section 4.3 of the Blocker Corp. Disclosure Letter, there is no:

(i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any capital stock or other securities of Blocker Corp.;

(ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other securities of Blocker Corp.;

(iii) Contract under which Blocker Corp. is or may become obligated to sell or otherwise issue any of its capital stock or any other securities;

(iv) condition or circumstance that will directly or indirectly give rise to or provide a reasonable basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive from Blocker Corp. any capital stock or other securities of the General Partner; or

(v) other Equity Interest existing with respect to Blocker Corp.

(d) Blocker Corp. has never repurchased, redeemed or otherwise reacquired (or agreed, committed or offered (in writing or otherwise) to repurchase, redeem or otherwise reacquire) any capital stock interests or other securities.

4.4 Authority; Binding Nature of Agreements. The execution, delivery and performance by Blocker Corp. of this Agreement and such Transaction Agreements to which it is contemplated to be a party have been duly authorized by all necessary action on the part of Blocker Corp., its board of directors and shareholders. This Agreement and the other Transaction Agreements constitute (assuming such agreements constitute legal, valid and binding obligations of Buyer to the extent it is executing such agreements), or upon execution and delivery will constitute (assuming such agreements constitute legal, valid and binding obligations of Buyer to the extent it is executing such agreements), the legal, valid and binding obligations of Blocker Corp., enforceable against Blocker Corp. in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization and similar Legal Requirements.

4.5 Tax Matters.

(a) Blocker Corp. has prepared and timely filed all Tax Returns relating to any and all Taxes concerning or attributable to Blocker Corp. or its operations as required on or before the date of this Agreement and such Tax Returns are true and correct in all material respects and have been completed in accordance with applicable law.

(b) Blocker Corp. has timely paid all Taxes it is required to pay and timely paid or withheld with respect to its employees and other third parties, if any (and timely paid over any withheld amounts to the appropriate Governmental Authority) all income Taxes, Federal Insurance Contribution Act and Federal Unemployment Tax Act amounts and other Taxes required to be withheld.

(c) Blocker Corp. has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against Blocker Corp., nor has Blocker Corp. executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax.

(d) No audit or other examination of any Tax Return of Blocker Corp. is presently in progress, nor has Blocker Corp. been notified of any request for such an audit or other examination. No adjustment relating to any Tax Return filed by Blocker Corp. has been proposed by any Governmental Authority to Blocker Corp. or any representative thereof. No claim has ever been made by a Governmental Authority in a jurisdiction where Blocker Corp. does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(e) Blocker Corp. has no liabilities for unpaid Taxes which have not been disclosed in Section 4.5 of the Blocker Corp. Disclosure Letter, whether asserted or unasserted, contingent or otherwise, and Blocker Corp. has not incurred any liability for Taxes since the date of such financial statements other than in the Ordinary Course of Business.

(f) Blocker Corp. has made available to Buyer or its legal counsel or accountants copies of all Tax Returns for Blocker Corp. filed for all periods since its inception.

(g) There are (and immediately following the Effective Time there will be) no Encumbrances on the assets of Blocker Corp. relating to or attributable to Taxes other than Permitted Encumbrances. There is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Encumbrance for Taxes on the assets of Blocker Corp.

(h) Blocker Corp. is not, and has not been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(i) Blocker Corp. has (a) never been a member of an affiliated group (within the meaning of Code § 1504(a)) filing a consolidated U.S. federal income Tax Return, (b) never been a party to any Tax sharing, indemnification or allocation agreement or arrangement, nor does Blocker Corp. owe any amount under any such agreement or arrangement (c) no liability for the Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or non-U.S. law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract, or otherwise and (d) never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes (except, in the case of each of (b), (c) and (d), as a result of its ownership of a membership interest in the General Partner or a limited partnership interest in the Company).

(j) Blocker Corp. has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(k) Blocker Corp. has not engaged in a reportable transaction under Treas. Reg. § 1.6011-4(b), including any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

(l) Blocker Corp. uses the accrual method of accounting for income Tax purposes.

(m) Blocker Corp. will not be required to include any income or gain or exclude any deduction or loss from Taxable income as a result of (a) any change in method of accounting under Section 481 of the Code, (b) closing agreement under Section 7121 of the Code (or in the case of each of (a) and (b) under any similar provision of applicable law), (c) installment sale or open transaction disposition or (d) prepaid amount.

(n) There is no contract, agreement, plan or arrangement to which Blocker Corp. is a party, including, without limitation, the provisions of this Agreement, covering any employee or former employee of Blocker Corp. or other person, which, individually or collectively (and alone or in conjunction with subsequent events), could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code or any similar provision of applicable law.

(o) Blocker Corp. was formed for the sole purpose of owning a general partnership interest in the General Partner and a limited partnership interest in the Company, and has conducted no activities other than such ownership.

4.6 Absence of Undisclosed Liabilities. Blocker Corp. has no Liabilities except (i) franchise Taxes relating to its existence as a corporation and (ii) Taxes relating to its allocable share of the Company’s income.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARTNERS

Each Partner severally represents and warrants to Buyer that the statements contained in this ARTICLE V are true and correct as of the date hereof and as of the Closing Date.

5.1 Ownership of Equity. Such Partner is the sole legal and beneficial owner of all of the outstanding Interests and Shares, as the case may be, set forth opposite such Partner’s name on Schedule 1.1(c) as of the Closing Date; and such Interests and Shares are to be sold pursuant to this Agreement. None of such Interests or Shares is subject to any Encumbrances or to any rights of first refusal of any kind, except those set forth on Schedule 5.1 or applicable federal or state securities laws, and no rights to purchase such Interests or Shares, as the case may be, have been granted by any such Partner, by the General Partner or by Blocker Corp. to any other Person. Such Partner has the sole right to transfer such Interests or Shares, as the case may be, to Buyer. Such Interests or Shares, as the case may be, constitute all of the Interests or Shares, as the case may be, owned, beneficially or legally by such Partner, and such Partner has no other rights to acquire Interests or Shares. Upon the Closing, Buyer will receive good title to such Interests or Shares, as the case may be, subject to no Encumbrances retained, granted or permitted by such Partner, the General Partner, the Blocker Corp. or the Company. If such Partner has purchased or otherwise acquired any Interests subject to repurchase by the Company or the General Partner, as the case may be, such Partner has timely filed all elections and notices under Section 83(b) of the Code with respect to such Interests. Schedule 1.1(c) contains accurate wire transfer instructions for such Partner.

5.2 Tax Matters. Such Partner has had an opportunity to review with its own tax advisors the tax consequences of the Acquisition and the transactions contemplated by this Agreement. Such Partner understands that it must rely solely on its advisors and not on any statements or representations made by Buyer, the Company, the General Partner or any of their agents. Such Partner understands that it (and not Buyer or the Company) shall be responsible for its own tax liability that may arise as a result of the Acquisition.

5.3 Absence of Claims by the Partners. Except for (i) compensation and expense reimbursements less than $10,000 in the aggregate earned by employees of the Company in the Ordinary Course of Business and (ii) payments required to be made under continuing agreements noted as such on Section 2.28 of the Company Disclosure Letter, no Partner has any present claim against the Company, the General Partner or the Blocker Corp. or has Knowledge of the basis for any future claim against the Company, the General Partner or the Blocker Corp whether contingent or unconditional, fixed or variable, under any contract or on any other legal basis whatsoever, whether in such Partner’s capacity as a Partner or otherwise.

5.4 Authority. Such Partner has the legal capacity to enter into, as applicable, this Agreement and the agreements contemplated by this Agreement to which such Partner is a party and to consummate the transactions contemplated hereby and thereby. No further action is required on the part of Partner to authorize this Agreement and the agreements contemplated by this Agreement to which such Partner is a party and the transactions contemplated hereby and thereby. This Agreement and the agreements contemplated by this Agreement to which such Partner is a party have been duly executed and delivered by such Partner and, assuming the due authorization, execution and delivery by the other parties thereto, constitute the valid and binding obligations of such Partner, enforceable in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

5.5 No Conflict. The execution and delivery by such Partner of this Agreement and the agreements contemplated by this Agreement to which such Partner is a party and the consummation of the transactions contemplated hereby and thereby will not conflict with (i) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which such Partner or any of its properties or assets are subject (a “Partner’s Conflict”) or (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Partner or its properties or assets.

5.6 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party, including a party to any agreement with such Partner (so as not to trigger any Partners Conflict), is required by or with respect to such Partner in connection with the execution and delivery of this Agreement and the agreements contemplated by this Agreement to which such Partner is a party or the consummation of the transactions contemplated hereby or thereby except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable laws thereby.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company as follows, as of the date hereof and the Closing, to and for the benefit of the Company and the Partners:

6.1 Organization, Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer has the corporate power to enter into and perform this Agreement and the other Transaction Agreements to which it is a party, and Buyer is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would or could reasonably be expected to have a Material Adverse Effect on Buyer’s ability to enter into this Agreement and the other Transaction Documents and consummate the transactions contemplated hereby and thereby. Buyer is not in violation of any of the provisions of its certificate of incorporation or bylaws in a manner which would or could reasonably be expected to have a material adverse effect on Buyer’s ability to enter into this Agreement and the other Transaction Documents and consummate the transactions contemplated hereby and thereby.

6.2 Authority; Binding Nature of Agreements. The execution, delivery and performance by Buyer of this Agreement and such Transaction Agreements to which it is a party have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and such other Transaction Agreements constitute (assuming such agreements constitute legal, valid and binding obligations of Company and the Partners), or upon execution and delivery will constitute (assuming such agreements constitute legal, valid and binding obligations of Company and the Partners), the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, subject only to bankruptcy, insolvency, reorganization and similar Legal Requirements.

6.3 Non-Contravention; Consents. The execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Acquisition will not, directly or indirectly (with or without notice or lapse of time): (i) contravene or result in a violation of any provisions of the Buyer’s Certificate of Incorporation or Bylaws; or (ii) contravene, conflict with or result in a violation of, any Order to which the Buyer or any assets owned by the Buyer are subject.

6.4. Finders and Brokers; Fees. Neither the Buyer nor any person acting on its behalf has negotiated with any finder, broker or any similar person in connection with the Acquisition. The Buyer has not entered into a Contract that provides that a fee shall be paid to any Person if the Acquisition is consummated and has not otherwise incurred any Liability for any brokerage fees, commissions or finder’s fees with respect to this Agreement or the Acquisition.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Public Announcements. Except as otherwise required by Legal Requirements, (i) neither the Company, the General Partner, the Blocker Corp. nor any Partner shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated hereby without the prior written consent of Buyer and (ii) Buyer shall not issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated hereby without prior consultation with the Partner Representative.

7.2 Key Personnel. GL and MB shall each be considered a key employee of the Company (the “Key Personnel”) and, contemporaneously with the execution and delivery of this Agreement, have entered into a service and non-competition agreement (the “Employment Agreements”) satisfactory to Buyer. The Employment Agreements will be signed simultaneously with this Agreement, and will become effective as of the Closing.

7.3 Closing Balance Sheet. The Company has prepared and delivered to Buyer an estimated unaudited combined balance sheet of the Company and General Partner as of the business day immediately preceding the Closing Date (the “Closing Balance Sheet”), which Closing Balance Sheet is prepared on estimates derived from and made in accordance with the books and records of the Company and General Partner, and the Closing Balance Sheet shall, taking into account such estimates, fairly present in all material respects the financial condition of the Company and General Partner as of the date thereof. The Company shall provide to Buyer any information and back-up materials (including bank account information and an accounts payable schedule) reasonably requested by Buyer with respect thereto. The Closing Balance Sheet shall be accompanied by a statement (the “Statement”) setting forth the Closing Date Net Working Capital, the Accounts Receivable and the Working Capital Threshold, which Statement shall include a reasonably detailed summary of the calculations made to arrive at such amounts. The Statement and the amounts reflected thereon shall be based upon the amounts reflected on the Closing Balance Sheet (or otherwise calculated in the case of the Working Capital Threshold), and shall accurately present in all respects the Closing Date Net Working Capital, the Accounts Receivable and the Working Capital Threshold.

7.4 Employee Plans. If requested by Buyer, Company shall, immediately prior to the Closing, terminate any one or more of the Plans. In the event Buyer requests that any of the Plans be terminated, Company shall adopt resolutions and shall take all other actions necessary to effect the termination of any such Plans, to be effective no later than the Closing, and shall provide to Buyer executed resolutions by the board of managers of the Company authorizing the termination of any such Plans.

7.5 Company Closing Deliverables. The Company has delivered or caused to be delivered at Closing to Buyer, in form and substance reasonably acceptable to Buyer, the following items:

(a) A duly executed opinion of Company’s outside corporate counsel, substantially in the form attached hereto as Exhibit B;

(b) The signed written resignations of the officers and directors of the Company, the General Partner and the Blocker Corp. in office immediately prior to the Closing Date, effective contingent upon the consummation of the Acquisition;

(c) A certificate from (i) the Secretary of State of the State of Texas as to the Company’s and the General Partner’s good standing and (ii) the Secretary of State of the State of Delaware as to the Blocker Corp’s good standing, in each case dated at a date which is as close as reasonably practicable in advance of the Closing Date, but in no event more than five (5) days prior to the Closing Date;

(d) The Financial Statements described in Section 2.10(a);

(e) Signature cards for the bank accounts of Company listed on Section 2.13 of the Company Disclosure Letter that Buyer may use to transfer authority of those accounts to designees of Buyer’s choosing;

(f) A properly executed statement, in a form and substance reasonably acceptable to Buyer, for purposes of satisfying Buyer’s obligations under Treas. Reg. § 1.1445-2(c)(3), and a notice to the Internal Revenue Service that complies with the requirements of Treas. Reg. § 1.897-2(h)(2);

(g) A pay-off letter in respect of each outstanding instrument representing Indebtedness of the Company and lien release documents relating thereto, in each case reasonably satisfactory to Buyer, which will become effective upon payment of the amounts specified in the pay-off letter

(h) An amendment to the lease agreement related to Company property located at 747 Plaza Blvd, Coppell, Texas 75019 providing for, among other things, a right in the Buyer to terminate upon sixty (60) days prior written notice;

(i)	Duly executed Extension Agreements; and

(j)	Such other items as may be provided for herein.

7.6 Tax Matters.

(a) Responsibility for Certain Taxes. Notwithstanding anything to the contrary in this Agreement, in addition to any other remedy provided by this Agreement, the Buyer Indemnified Parties (including, after the Closing, the Blocker Corp., the General Partner and the Company) shall be indemnified and held harmless against any and all liability, obligation or commitment, whether or not accrued, assessed or currently due and payable, as well as related Damages, for any and all Taxes imposed on the Blocker Corp., the General Partner, the Company or their respective operations with respect to any Tax period (or portion thereof) ending on or before the Closing Date (a “Pre-Closing Tax Period”). The indemnification obligation set forth in the preceding sentence shall be the sole responsibility of DWHP with respect to Taxes imposed on the Blocker Corp., and the sole responsibility of the Partners with respect to Taxes imposed on the General Partner or the Company, but with respect to the General Partner or the Company only to the extent secured by the Escrow Amount. In the case of any taxable period that includes (but does not end on) the Closing Date (each, a “Straddle Period”), (i) the real, personal and intangible property Taxes (“Property Taxes”) imposed upon the Blocker Corp., the General Partner, the Company or their respective operations that are allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period and (ii) the Taxes (other than Property Taxes) imposed upon the Blocker Corp., the General Partner, the Company or their respective operations that are allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended on the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period. Any cash refunds or credits of Taxes paid by Blocker Corp., or by DWHP on behalf of Blocker Corp., shall be for the account of DWHP, and to the extent received by Buyer or Blocker Corp. shall be offset against DWHP’s indemnification obligation pursuant to this Section 7.6(a) or, to the extent not required for that purpose, paid to DWHP.

(b) Tax Returns. Buyer shall be responsible for the preparation and filing of any Tax Return of or with respect to the Blocker Corp., the General Partner, the Company or their respective operations that is required to be filed after the Closing Date, other than any such Tax Return for income taxes, franchise taxes imposed in lieu of income taxes or similar taxes with respect to a Pre-Closing Tax Period (an “Income Tax Return”). Each such Tax Return shall be true and correct and completed in accordance with all Legal Requirements in all material respects. At least thirty (30) days prior to the due date for filing (including extensions), Buyer shall provide any such Tax Return relating to a Pre-Closing Tax Period or a Straddle Period to DWHP, if it is a Tax Return of or with respect to the Blocker Corp or its operations, or to the Partners, if it is a Tax Return of or with respect to the General Partner, the Company, or their respective operations, for review, and each such Tax Return shall be revised to reflect the Partner’s reasonable comments that are received at least five (5) days prior to the due date for filing (including extensions). The Partners shall be responsible for the preparation and filing of any Tax Return of or with respect to the General Partner, the Company or their respective operations, and DWHP shall be responsible for the preparation and filing of any Tax Return of or with respect to the Blocker Corp. or its operations, in each case if such Tax Return is required to be filed on or before the Closing Date or is an Income Tax Return. Each such Tax Return shall be true and correct and completed in accordance with applicable law and consistent with past practice in all material respects. At least thirty (30) days prior to the due date for filing (including extensions), the Partners shall provide each such Tax Return to Buyer for review, and each such Tax Return shall be revised to reflect Buyer’s reasonable comments that are received at least five (5) days prior to the due date for filing (including extensions).

(c) Tax Contests. The Partners shall control and bear the cost of the conduct of any audit, claim, dispute or controversy (“Tax Contest”) relating to any Tax imposed on the General Partner, the Company or their respective operations for which the Partners are responsible pursuant to Section 7.6(a). DWHP shall control and bear the cost of the conduct of any Tax Contest relating to any Tax imposed on the Blocker Corp. or its operations for which DWHP is responsible pursuant to Section 7.6(a). Buyer shall have the right to participate at its own expense in any Tax Contest referred to in the two preceding sentences, and the Partners shall provide Buyer with copies of all correspondence and filings relating to such Tax Contests. Buyer shall control all other Tax Contests relating to the Blocker Corp., the General Partner, the Company or their respective operations. The Partners shall not (i) take any position on any amended Tax Return relating to the Blocker Corp., the General Partner, the Company or their respective operations (including any Income Tax Return) that is inconsistent with the provisions of this Agreement or (ii) settle or compromise any Tax Contest relating to the Blocker Corp., RGMC, the Company or their respective operations (including any Tax Contest with respect to any Income Tax Return), in each case that would be inconsistent with the provisions of this Agreement.

(d) Tax Sharing Agreements. Any Tax sharing, indemnification or allocation agreement or arrangement to which the Blocker Corp., the General Partner, or the Company is a party or by which any of them is bound shall be terminated effective as of the Closing, and none of the Blocker Corp., the General Partner, or the Company shall have any liability pursuant to any such agreement.

(e) Interim Tax Covenants. From the Execution Date until the earlier of the Closing Date or the termination of this Agreement pursuant to ARTICLE IX, with respect to the Blocker Corp., the General Partner, and the Company, none of the Partners shall make or change any material Tax election, adopt or change any Tax accounting method, enter into any closing agreement, settle or compromise any Tax claim or assessment, file any amended Tax Return or other material Tax Return, consent to the extension or waiver of the limitation period applicable to any Tax claim or assessment.

(f) Cooperation. The parties to this Agreement shall provide assistance to each other as reasonably requested in preparing and filing Tax Returns and responding to Tax Contests, provide reasonably detailed notice of any Tax Contest sufficient to apprise the other party of the nature of the claim, make available to each other as reasonably requested all relevant information, records, and documents, including workpapers, relating to Taxes of or with respect to the Blocker Corp., the General Partner, the Company or their respective operation, and retain any books and records that could reasonably be expected to be necessary or useful in connection with any preparation by any other party of any Tax Return, or for any Tax Contest. The Partners shall contact Buyer prior to the disposition of any books and records described in this Section 7.6(f) and allow Buyer to obtain such books and records within thirty (30) days of such notice.

(g) Survival; Conflicts. The indemnity obligations set forth in this Section 7.6 and the representations and warranties contained in Sections 2.19 and 3.5 hereof shall terminate on the second anniversary date of the Closing and the representations and warranties contained in Section 4.5 (Tax Matters) shall terminate on the date of the expiration of the applicable statute of limitations with respect to Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

ARTICLE VIII

INDEMNIFICATION

8.1 Survival of Representations, Warranties and Covenants.

(a) All representations and warranties of the Company, the General Partner, the Blocker Corp. and the Partners contained in this Agreement shall (i) survive the Closing and any investigation at any time made and the consummation of the Acquisition and (ii) terminate and expire at the end of two (2) years following Closing except for any claims as to which written notice identifying such claim and the basis thereof with reasonable specificity shall have been delivered pursuant to the applicable provisions of this Agreement on or prior to such date. Notwithstanding the foregoing (i) the representations and warranties in Section 4.5 shall terminate on the date of expiration of the applicable statute of limitations and (ii) in the case of liability for fraud, the representations and warranties that are the subject of such fraud shall not terminate until the expiration of the applicable statute of limitations. The representations and warranties of the Company, the General Partner, the Blocker Corp. and the Partners contained in this Agreement (and any right to indemnification for breach thereof or other right to indemnification hereunder) shall not be affected by any investigation, verification or examination by Buyer or by any Representative or employee of Buyer or by the knowledge of the Buyer or the knowledge of any such Representative or employee of any facts with respect to the accuracy or inaccuracy of any such representation or warranty.

(b) Covenants. The covenants and agreements of the parties shall survive the Closing and any investigation at any time made and the consummation of the Acquisition until fully performed, unless limited by their terms or purposes.

(c) Effect of Expiration. On expiration or termination, the representations, warranties and covenants described in subsections (a) and (b) above shall be of no further force or effect, except with respect to any claim for indemnification hereunder as to which written notice identifying such claim and the basis thereof with reasonable specificity shall have been delivered pursuant to the applicable provisions of this Agreement on or prior to such expiration or termination.

8.2 Indemnification.

(a) From and after the Closing Date and until the expiration of the period set forth in Section 8.1(a) or (b) (the “Indemnification Expiration”), the Partners (the “Company Indemnifying Parties”) shall severally and pro rata in accordance with their Consideration Percentage of the Escrow Amount, indemnify, defend and hold harmless Buyer and its Representatives and employees (the “Buyer Indemnified Parties”) from and against any and all Damages incurred by Buyer or its Representatives, whether or not involving a third party claim, including reasonable attorneys’ fees, arising out of, relating to or resulting from (a) any breach or inaccuracy of a representation or warranty of the Company, the General Partner, the Blocker Corp. or a Partner contained in this Agreement or in any other Transaction Agreement or in any certificate, instrument, document or agreement delivered by the Company, the General Partner, the Blocker Corp. or a Partner pursuant to or in connection therewith (including, without limitation, the Closing Balance Sheet) and (b) any breach of a covenant of the Company, the General Partner, the Blocker Corp. or a Partner contained in this Agreement or in any other Transaction Agreement. On expiration or termination of the underlying representations, warranties and covenants, the obligations of Company Indemnifying Parties in this Section 8.2(a) shall be of no further force or effect with respect to any such expired or terminated representation, warranty or covenant, except with respect to any claim for indemnification hereunder as to which written notice identifying such claim and the basis thereof with reasonable specificity shall have been delivered pursuant to the applicable provisions of this Agreement on or prior to such expiration or termination.

(b) In the event that Buyer determines in good faith from time to time that it or any Buyer Indemnified Parties is entitled to payment under the indemnities set forth in this Agreement or is otherwise entitled to set-off any payment hereunder, it shall deliver a written notice of claim (a “Claim”) to such effect to the Partner Representative and to the Escrow Agent. The notice of a Claim shall set forth in reasonable detail the basis for the claimed indemnity and, if determinable, the amount of Damages related thereto (the “Projected Indemnity Amount”). Resolution of such Claim shall be as set forth in the Escrow Agreement.

(c) The Escrow Fund shall be reduced from time to time by any amount, without duplication, (i) that has been determined by a court of competent jurisdiction to be owing by a Partner to Buyer or a Buyer Indemnified Party, (ii) set forth on a written notice delivered to the Escrow Agent by the Partner Representative directing that such amount be deducted from the Escrow Fund and paid to Buyer or a Buyer Indemnified Party, (iii) related to a Claim or Projected Indemnity Amount to which the Partner Representative has not, within twenty (20) days after receipt of notice of a Claim or the determination of such Projected Indemnity Amount, disputed in writing pursuant to Section 8.2(g) below or (iv) that is distributed to the Partners pursuant to Sections 8.2(d), 8.2(e) and 8.2(f) below.

(d) Promptly after the date that is twelve (12) months after the Closing Date (such twelve month date, the “Initial Distribution Date”), Buyer will notify the Partner Representative and the Escrow Agent in writing of the aggregate Projected Indemnity Amount as of the Initial Distribution Date. As promptly as practicable following delivery of such notice (but in no event sooner than twenty (20) days after delivery of such notice), an amount (the “Initial Distribution Amount”) equal to (i) $2.65 million, minus (ii) amounts theretofore paid from the Escrow Fund pursuant to Section 8.2(c), minus (iii) an amount equal to such aggregate Projected Indemnity Amount as of the Initial Distribution Date, shall be transferred and delivered by the Escrow Agent to the Partners in accordance with their Consideration Percentage and the written payment instructions for each Partner delivered to the Escrow Agent by the Partner Representative.

(e) Promptly after the date that is twenty-four (24) months after the Closing Date (such twenty-four month date, the “Second Distribution Date”), Buyer will notify the Partner Representative and the Escrow Agent in writing of the aggregate Projected Indemnity Amount as of the Second Distribution Date. As promptly as practicable following delivery of such notice (but in no event sooner than twenty (20) days after delivery of such notice), an amount (the “Second Distribution Amount”) equal to (i) the remainder of the Escrow Fund (as the same may be reduced from time to time pursuant to this Agreement) as of such date minus (ii) an amount equal to such aggregate Projected Indemnity Amount as of the Second Distribution Date shall be transferred and delivered by the Escrow Agent to the Partners in accordance with their Consideration Percentage and the written payment instructions for each Partner delivered to the Escrow Agent by the Partner Representative.

(f) Promptly after the final resolution of any outstanding claim following the Second Distribution Date, notice of which was delivered in accordance with Section 8.2(b), Buyer will notify the Partner Representative and the Escrow Agent in writing of the remaining aggregate Projected Indemnity Amount as of such date. As promptly as practicable following delivery of such notice, an amount (the “Subsequent Distribution Amount”) equal to (i) the Remaining Amount (as the same may be reduced from time to time pursuant to this Agreement) as of such date minus (ii) an amount equal to the Projected Indemnity Amount as of such date, shall be transferred and delivered by the Escrow Agent to the Partners in accordance with their Consideration Percentage and the written payment instructions for each Partner delivered to the Escrow Agent by the Partner Representative. The “Remaining Amount” as of any date shall mean the amount equal to (A) the remainder of the Escrow Fund (as the same may be reduced from time to time pursuant to this Agreement) minus (B) the sum of (1) the Initial Distribution Amount, (2) the Second Distribution Amount (if theretofore paid) and (3) the aggregate amount transferred and delivered by the Escrow Agent to the Partners prior to such date pursuant to this Section 8.2.

(g) Dispute Resolution. In the event that the Partner Representative disputes any Claim or the Buyer’s determination of the Projected Indemnity Amount, the Partner Representative shall notify Buyer and the Escrow Agent in writing within twenty (20) days after receipt of notice of a Claim or the determination of such Projected Indemnity Amount of such dispute and the Partner Representative and Buyer shall attempt in good faith to resolve such dispute within thirty (30) days of such notification by the Partner Representative to Buyer. If the Partner Representative and the Buyer should so agree, a written notice setting forth such agreement shall be prepared and signed by the Partner Representative and Buyer and delivered to the Escrow Agent. If the Partner Representative does not notify Buyer and the Escrow Agent in writing within the twenty (20) day period after delivery by the Buyer of the notice of Claim, such failure to so object shall be an irrevocable acknowledgment by the Partner Representative that the Buyer Indemnified Parties are entitled to the full amount of the claim for Damages set forth in such notice and the Escrow Agent is authorized to pay to Buyer the full amount of such claim out of the Escrow Fund to payment of such Damages. If such dispute is not so resolved within such 30-day period, then the matter shall be resolved in accordance with the provisions of the Escrow Agreement.

8.3 Indemnification Basket. In seeking indemnification for Damages under this ARTICLE VIII, the Buyer Indemnified Parties shall make no Claim against the Escrow Fund for Damages unless and until the cumulative aggregate of such Claims exceeds $150,000 (the “Basket Amount”), after which the Buyer Indemnified Parties shall be entitled to seek indemnification for all such Claims, provided, however, that Claims in respect of any breach of the representations and warranties set forth in Section 2.15 and Section 4.5, the obligations of the Partners under Section 1.8 and the obligations of DWHP under Section 7.6 shall not be subject to the Basket Amount limitation, and such Claims shall not count toward satisfaction of the Basket Amount for purposes of other Claims for recovery of Damages. Buyer’s sole remedy in respect of Claims for indemnification, except as otherwise set forth herein, shall be limited to the Escrow Fund.

8.4 Procedures for Indemnification for Third Party Claims. In the event Buyer becomes aware of a third-party claim which Buyer reasonably believes may result in a demand for recovery of Damages, Buyer shall notify the Partner Representative and the Escrow Agent of such claim, and the Partner Representative shall be entitled on behalf of the Partners, at their expense, to participate in, but not to determine or conduct, the defense of such claim. Buyer shall have the right in its sole discretion to conduct the defense of and settle any such claim; provided, however, that except with the consent of the Partner Representative, no settlement of any such claim with third-party claimants shall be determinative of the amount of Damages relating to such matter. In the event that the Partner Representative has consented to any such settlement, the Partners shall have no power or authority to object under any provision of this ARTICLE VIII to the amount of any claim by Buyer with respect to such settlement.

8.5 Partner Representative.

(a) Each of the Partners hereby appoints Gregory A. Lowenstein, as its agent and attorney-in-fact, as the Partner Representative for and on behalf of the Partners, to give and receive notices and communications, to authorize the payment of Damages from the Escrow Fund, to object to any claim set forth in an Officers Certificate, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Partner Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Partners from time to time upon not less than thirty (30) days prior written notice to the Partner Representative and the Company. Upon any change in the Partner Representative, such successor Partner Representative shall promptly provide the Buyer with a signature specimen. No bond shall be required of the Partner Representative, and the Partner Representative shall not receive compensation for its services. Notices or communications to or from the Partner Representative shall constitute notice to or from the Partners.

(b) The Partner Representative shall not be liable for any act done or omitted hereunder as the Partner Representative while acting in good faith and in the exercise of reasonable judgment. The Partners shall indemnify the Partner Representative and hold the Partner Representative harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Partner Representative and arising out of or in connection with the acceptance or administration of the Partner Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Partner Representative.

(c) A decision, act, consent or instruction of the Partner Representative pursuant to this Agreement shall constitute a decision of the Partners and shall be final, binding and conclusive upon the Partners, and Buyer Indemnified Parties may rely upon any such decision, act, consent or instruction of the Partner Representative as being the decision, act, consent or instruction of the Partners. In addition, the Partner Representative may agree to the amendment, extension or waiver of this Agreement pursuant to Section 10.6 hereof. The Buyer Indemnified Parties are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Partner Representative.

8.6 Limitation of Liability. In no event shall the maximum liability of the Company Indemnifying Parties under this ARTICLE VIII (exclusive of any liability for indemnification for fraud or for breaches or inaccuracies of any of the representations and warranties in Section 4.5) exceed, in the aggregate, the balance of the Escrow Fund as of the date of such Claim. Except for Claims made with respect to Damages related to a breach or inaccuracy of any of the representations and warranties in Section 4.5 or in the case of any liability for fraud, the Escrow Fund represents the sole source of recovery of any claims made by Buyer Indemnified Parties pursuant to this ARTICLE VIII.

ARTICLE IX

RELEASE

9.1 PARTNER RELEASE; ACKNOWLEDGEMENT. EFFECTIVE AS OF THE CLOSING, EACH PARTNER DOES FOR ITSELF, HIMSELF OR HERSELF, AND ITS, HIS OR HER RESPECTIVE AFFILIATES, PARTNERS, HEIRS, BENEFICIARIES, SUCCESSORS AND ASSIGNS (THE “RELEASING PARTIES”), IF ANY, RELEASE AND ABSOLUTELY FOREVER DISCHARGE THE COMPANY AND THE GENERAL PARTNER AND EACH OF THEIR RESPECTIVE MEMBERS, OFFICERS, DIRECTORS, PARTNERS, AFFILIATES, EMPLOYEES AND AGENTS (EACH, A “RELEASED PARTY”) FROM AND AGAINST ALL RELEASED MATTERS. “RELEASED MATTERS” MEANS ANY AND ALL CLAIMS, DEMANDS, DAMAGES, DEBTS, LIABILITIES, OBLIGATIONS, COSTS, EXPENSES (INCLUDING ATTORNEYS’ AND ACCOUNTANTS’ FEES AND EXPENSES), ACTIONS AND CAUSES OF ACTION OF ANY NATURE WHATSOEVER, WHETHER NOW KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, THAT SUCH PARTNER NOW HAS, OR AT ANY TIME PREVIOUSLY HAD, OR SHALL OR MAY HAVE IN THE FUTURE, AS A PARTNER, MEMBER, OFFICER, DIRECTOR, CONTRACTOR, CONSULTANT OR EMPLOYEE OF THE COMPANY OR THE GENERAL PARTNER, ARISING BY VIRTUE OF OR IN ANY MATTER RELATED TO ANY ACTIONS OR INACTIONS WITH RESPECT TO THE COMPANY AND THE GENERAL PARTNER OR THEIR RESPECTIVE AFFAIRS ON OR BEFORE THE CLOSING DATE; PROVIDED THAT RELEASED MATTERS SHALL NOT INCLUDE ANY RIGHT OF THE RELEASING PARTIES UNDER THIS AGREEMENT OR THE TRANSACTION DOCUMENTS OR INCLUDE ANY OF THE MATTERS NOTED IN SECTION 5.3. IT IS THE INTENTION OF THE PARTNERS IN EXECUTING THIS RELEASE, AND IN GIVING AND RECEIVING THE CONSIDERATION CALLED FOR HEREIN, THAT THE RELEASE CONTAINED IN THIS SECTION 9.1 SHALL BE EFFECTIVE AS A FULL AND FINAL ACCORD AND SATISFACTION AND GENERAL RELEASE OF AND FROM ALL RELEASED MATTERS AND THE FINAL RESOLUTION BY SUCH PARTNER AND THE RELEASED PARTIES OF ALL RELEASED MATTERS. NOTWITHSTANDING ANYTHING HEREIN OR OTHERWISE TO THE CONTRARY, THE RELEASE CONTAINED IN THIS SECTION 9.1 WILL NOT BE EFFECTIVE SO AS TO BENEFIT A PARTICULAR RELEASED PARTY IN CONNECTION WITH ANY MATTER OR EVENT THAT WOULD OTHERWISE CONSTITUTE A RELEASED MATTER, BUT INVOLVED FRAUD, WILLFUL CONCEALMENT, OR THE BREACH OF ANY APPLICABLE LAW ON THE PART OF SUCH RELEASED PARTY. EACH PARTNER HEREBY REPRESENTS TO THE COMPANY AND THE GENERAL PARTNER THAT SUCH PARTNER HAS NOT VOLUNTARILY OR INVOLUNTARILY ASSIGNED OR TRANSFERRED OR PURPORTED TO ASSIGN OR TRANSFER TO ANY PERSON ANY RELEASED MATTERS AND THAT NO PERSON OTHER THAN SUCH PARTNER HAS ANY INTEREST IN ANY RELEASED MATTER BY LAW OR CONTRACT BY VIRTUE OF ANY ACTION OR INACTION BY SUCH PARTNER. THE INVALIDITY OR UNENFORCEABILITY OF ANY PART OF THIS SECTION 9.1 SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF THE REMAINDER OF THIS SECTION 9.1, WHICH SHALL REMAIN IN FULL FORCE AND EFFECT.

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested; provided that in the case of delivery by registered or certified mail, such notices shall be deemed given three (3) days after they are so mailed) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice) (notice to the Partner Representative shall be deemed to be notice to all Company Indemnifying Parties for all purposes):

(a)	if to Buyer, or following Closing, the Company, to:

Nighthawk Radiology Holdings, Inc.

250 Northwest Boulevard, Suite 202

Coeur d’Alene, Idaho 83814

Telephone No.: (866) 400-4295

Facsimile No.: (208) 292-2825

Attention: General Counsel

with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.

701 Fifth Avenue, Suite 5100

Seattle, Washington 98104-7036

Attention: Mark J. Handfelt

Facsimile No.: (206) 883-2699

Telephone No.: (206) 883-2547

(b)	if to any Partner, c/o the Partner Representative at the following address:

Gregory A. Lowenstein

1108 Calais Drive

Southlake, TX 76092

Facsimile No.: (972) 929-1313

with a copy to:

Hallett & Perrin

2001 Bryan Street, Suite 3900

Dallas, Texas 75201

Attention: Bruce H. Hallett

Facsimile No.: 214-922-4170

Telephone No.: 214-922-4120

10.2 Interpretation and Construction of Transaction Agreements.

(a) Unless the context shall otherwise require, any pronoun herein or in another Transaction Agreement shall include the corresponding masculine, feminine, and neuter forms, and words using the singular or plural number also shall include the plural or singular number, respectively. The words “include,” “includes” and “including” herein or in another Transaction Agreement shall be deemed to be followed by the phrase “without limitation” and the word “or” shall include the meaning “either or both.” All references herein or in another Transaction Agreement to sections, exhibits, and schedules shall be deemed to be references to sections of, and exhibits and schedules to, the agreement in which such references are made unless the context shall otherwise require. The table of contents and the headings of the sections herein and in the other Transaction Agreements are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement or such other Transaction Agreement, as the case may be. Unless the context shall otherwise require, any reference herein or in another Transaction Agreement to any agreement or other instrument or statute or regulation is to such agreement, instrument, statute or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision).

(b) The parties acknowledge that each party has participated in the drafting of this Agreement and the other Transaction Agreements, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement or any of the other Transaction Agreements.

(c) Any reference in a Transaction Agreement to a “day” or a number of “days” (without the explicit qualification of “business”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day.

(d) The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the Execution Date.

10.3 Specific Performance. Each party agrees that irreparable harm, for which there may be no adequate remedy at law and for which the ascertainment of Damages would be difficult, would occur in the event any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each party accordingly agrees that the other parties shall be entitled to specifically enforce this Agreement and to obtain an injunction or injunctions to prevent breaches of the provisions of this Agreement or any other Transaction Agreement and to enforce specifically the terms and provisions hereof or thereof, in each instance without being required to post bond or other security and in addition to, and without having to prove the adequacy of, other remedies at law.

10.4 Counterparts; Delivery. This Agreement may be executed in one or more counterparts and delivered by facsimile or PDF, all of which shall be considered one and the same agreement, shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart, and upon such delivery any facsimile or PDF signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

10.5 Entire Agreement. This Agreement, the other Transaction Agreements, and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and the schedules hereto and thereto, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and (b) supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

10.6 Amendment; Waiver; Requirement of Writing. This Agreement and each of the other Transaction Agreements cannot be amended or changed nor any performance, term, or condition waived in whole or in part except by a writing signed by the party against whom enforcement of the amendment, change or waiver is sought. Any term or condition of this Agreement and each of the other Transaction Agreements may be waived at any time by the party hereto entitled to the benefit thereof, and any such term or condition may be modified at any time by an agreement in writing executed by each of the parties hereto entitled to the benefit thereof. No delay or failure on the part of any party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder.

10.7 [Intentionally Reserved].

10.8 No Third-Party Beneficiaries. Except with respect to the consideration to be provided hereunder nothing in this Agreement or the other Transaction Agreements will be construed as giving any person, other than the parties and their successors and permitted assigns, any right, remedy, or claim under or in respect of this Agreement or the other Transaction Agreements or any provision hereof or thereof.

10.9 Disclaimer of Agency. Except for any provisions herein or in the Transaction Agreements expressly authorizing one party to act for another, neither this Agreement nor any Transaction Agreement shall constitute any party as a legal representative or agent of the other party, nor shall a party have the right or authority to assume, create, or incur any Liability of any kind, expressed or implied, against or in the name or on behalf of the other party or any of its Affiliates.

10.10 Relationship of the Parties. Nothing contained in this Agreement or the Transaction Agreements is intended to, or shall be deemed to, create a partnership or joint venture relationship among the parties hereto or thereto or any of their Affiliates for any purpose, including tax purposes.

10.11 Assignment. Unless otherwise set forth in another Transaction Agreement (with respect to such agreement only), this Agreement and the other Transaction Agreements and the rights and obligations of each party hereunder or thereunder shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

10.12 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect, and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.13 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity, upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.14 Governing Law and Venue; Certain Costs.

(a) This Agreement and the other Transaction Agreements will be construed and interpreted in accordance with and governed by the law of the State of Delaware without regard to the choice-of-law provisions thereof.

(b) Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of (i) any Washington State court sitting in the County of King and (ii) the United States District Court for the Western District of Washington, in any suit, action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding brought by it or any of its Affiliates shall be heard and determined in such courts, provided, however, in the event Buyer makes any allegation of fraud against any Partner(s) after the date that is two (2) years from the Closing, each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of (i) any Texas State court sitting in the County of Dallas and (ii) the United States District Court for the Northern District of Texas, in any suit, action or proceeding arising out of or relating to such allegation or for recognition or enforcement of any judgment related thereto.

(c) Each party to this Agreement hereby irrevocably and unconditionally waives (and agrees not to plead or claim), to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in (i) any Washington State court sitting in the County of King, (ii) the United States District Court for the Western District of Washington and, for purposes of the proviso clause contained in Section 10.14(b) only, (A) any Texas State court sitting in the County of Dallas and (B) the United States District Court for the Northern District of Texas. Each party hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and further waives the right to object, with respect to such suit, action or proceeding, that any such court does not have jurisdiction over such party.

(d) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS PARAGRAPH.

(e) Each party to this Agreement irrevocably consents to service of process by U.S. registered mail to such Person’s respective address set forth in Section 12.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(f) In the event of any suit, action or proceeding hereunder involving an allegation of fraud made against any Partner(s) after the date that is two (2) years from the Closing, the prevailing party shall be entitled to an award of reasonable attorney’s fees and court costs.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by it or by an officer or representative thereunto duly authorized, all as of the date first written above.

BUYER
NIGHTHAWK RADIOLOGY HOLDINGS, INC.

By:	/s/ Tim Mayleben
Name:
Title:	Executive Vice President & COO

COMPANY
THE RADLINX GROUP, LTD.

By: Radlinx Group Management Company, LLC its General Partner

By:	/s/ Gregory A. Lowenstein
Name:	Gregory A. Lowenstein
Title:	Manager

GENERAL PARTNER
RADLINX MANAGEMENT COMPANY, LLC

By:	/s/ Gregory A. Lowenstein
Name:	Gregory A. Lowenstein
Title:	Manager

PARTNER REPRESENTATIVE
GREGORY A. LOWENSTEIN

By:	/s/ Gregory A. Lowenstein
Name:	Gregory A. Lowenstein

BLOCKER CORP.
HEALTHLINX, INC.

By:	/s/ Justin Pettit
Name:	Justin Pettit
Title:	Secretary

[STOCK AND PARTNERSHIP INTEREST PURCHASE AGREEMENT]

PARTNER:
DW HEALTHCARE PARTNERS, L.P.

By: DW Healthcare Management, LLC (its General Partner)

By:	/s/ Andrew C. Carragher
Name:	Andrew C. Carragher
Title:	Managing Member

PARTNER:
GREGORY A. LOWENSTEIN

Name:	/s/ Gregory A. Lowenstein

PARTNER:
MARK J. BAKKEN

Name:	/s/ Gregory A. Lowenstein

[STOCK AND PARTNERSHIP INTEREST PURCHASE AGREEMENT]

SERIES B HOLDER:
M. WAYNE SOMERS

Name:	/s/ M. Wayne Somers

SERIES B HOLDER:
MARK PANTENBURG

Name:	/s/ Mark Pantenburg

SERIES B HOLDER:
CALVIN B. HALL

Name:	Calvin B. Hall

[STOCK AND PARTNERSHIP INTEREST PURCHASE AGREEMENT]

EXHIBIT A

DEFINED TERMS

“Accounts Receivable” shall have the meaning set forth in Section 2.12(a).

“Acquisition” shall have the meaning set forth in the recitals hereto.

“Affiliate” shall mean, with respect to (a) any Person (including the Company), (i) any member of the immediate family (including spouse, brother, sister, descendant, ancestor or in-law) of such Person, (ii) any officer, director or partner of such Person, (iii) any corporation, partnership, trust or other Entity in which any such Person or any such family partner of such Person has a five percent (5%) or greater interest or is a director, officer, partner or trustee or (iv) any Person that controls, or is controlled by, or is under common control with, such Person and (b) the Company.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Basket Amount” shall have the meaning set forth in Section 8.3.

“Blocker Corp.” shall have the meaning set forth in the preamble hereto.

“Blocker Corp. Stock” shall have the meaning set forth in the preamble hereto.

“Business Day” shall mean any day other than (i) a Saturday or a Sunday or (ii) a day on which federally chartered banking and savings and loan institutions are authorized or required by law to be closed in the United States.

“Business Revenue” shall mean revenue accrued by the Buyer or the Company in connection with the provision of professional teleradiology services of the type offered by the Company as of the Closing Date. For clarity, Business Revenue shall not include revenue accrued in connection with the provision of services related to (i) coronary computed tomography angiography or (ii) technology and workflow solutions.

“Buyer” shall have the meaning set forth in the preamble hereto.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 8.2(a).

“Cash” shall mean the amount of cash and cash equivalents set forth on the Closing Balance Sheet.

“Certificate of Limited Partnership” shall mean the Company’s Certificate of Limited Partnership.

“Change in Control Payments” means the aggregate amount of all change of control, bonus, termination, severance or other similar payments that are payable by the Company to any Person as a result of or in connection with the Acquisition or any of the other transactions contemplated by this Agreement (alone or in combination with any other event), whether accrued, incurred or paid prior to, at or after the Closing.

“Claim” shall have the meaning set forth in Section 8.2(b).

“Closing” shall have the meaning set forth in Section 1.6(a).

“Closing Balance Sheet” shall have the meaning set forth in Section 7.3.

“Closing Date” shall have the meaning set forth in Section 1.6(a).

“Closing Date Current Liabilities” shall mean the amount of current liabilities set forth on the Closing Balance Sheet.

“Closing Date Net Working Capital” shall mean an amount equal to (A) the amount of total current assets of the Company minus (B) the amount of total current liabilities (other than Indebtedness) of the Company, in the case of each of clauses (A) and (B) as indicated on the Closing Balance Sheet (it being understood that notwithstanding anything herein to the contrary, all Change in Control Payments and Transaction Expenses of the Company, in each case to the extent not paid (or agreed to be paid by the Partners) prior to the date of the Closing Balance Sheet, will be set forth on the Closing Balance Sheet and deemed to be current liabilities of the Company in determining Closing Date Net Working Capital).

“Closing Payment” shall have the meaning set forth in Section 1.3(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collected AR” shall mean the total amount collected by Buyer or the Company on or prior to the Cut-Off Date of Accounts Receivable set forth on the Closing Balance Sheet (it being understood that amounts received by the Company from account debtors prior to the Cut-Off Date shall be applied to the oldest Accounts Receivable from such account debtor as of the date of payment).

“Company” shall have the meaning set forth in the preamble hereto.

“Company Contracts” shall have the meaning set forth in Section 2.21(a).

“Company Disclosure Letter” shall have the meaning set forth in the introductory paragraph to ARTICLE II.

“Company Indemnifying Parties” shall have the meaning set forth in Section 8.2(a).

“Company Intellectual Property” shall mean (i) all Company Registered Intellectual Property Rights and (ii) any other Intellectual Property Rights owned, used, controlled, authorized for use or held by Company.

“Company Registered Intellectual Property Rights” shall mean all Registered Intellectual Property Rights at any time owned by, filed in the name of or applied for by Company.

“Company Technology” shall mean all electronic data processing, information, record keeping, communications, telecommunications and other computing systems and Technology owned, used, controlled, authorized for use or held by Company.

“Confidential Information” shall mean all Trade Secrets and other confidential or proprietary information of a Person that such Person desires remain secret or confidential, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formulas, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, representatives, or consultants.

“Consent” shall mean any (i) approval, authorization, certificate, concession, consent, declaration, grant, exemption, license, permit, variance, vote or waiver, (ii) registration or filing or (iii) report or notice, including all renewals, amendments and extensions of any of the foregoing and any similar matters.

“Consideration Percentage” means with respect to DWHP 38.2%, with respect to MB 28.65%, with respect to GL 28.65%, with respect to MS 1.5% , with respect to MP 1.5% and with respect to CH 1.5%.

“Contract” shall mean any agreement, contract, promise, understanding, arrangement, commitment or undertaking of any nature (whether written or oral and whether express or implied), that is currently in effect, and including any amendment, modification, side letter, supplement or other agreement or change with respect to the foregoing that is currently in effect, whether written or oral.

“Copyrights” shall mean all copyrights, including rights in and to Software, works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

“Current Leased Premises” shall have the meaning set forth in Section 2.14(f).

“Customer Contracts” means any and all Contracts with customers of the Company, including professional services agreements, supply agreements, service agreements, license agreements, maintenance and development agreements and consulting agreements.

“Cut-Off Date” shall have the meaning set forth in Section 1.3(b).

“Damages” shall mean and include any loss, Liability, damage, injury, decline in value, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, accounting fee, expert fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

“DWHP” shall have the meaning set forth in the preamble hereto.

“Earnout Amount” means twenty-five percent (25%) of the Business Revenue generated from the entities listed on Exhibit C during the one-year period immediately after the Closing Date.

“Earnout Payment” shall have the meaning set forth in Section 1.4(a).

“Earnout Payment Date” shall have the meaning set forth in Section 1.4(a).

“Employment Agreements” shall have the meaning set forth in Section 7.2.

“Employee Benefit Plan” shall have the meaning specified in Section 3(3) of ERISA.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, Order, proxy, option, right of first refusal, preemptive right, community property interest, limitation, material impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), but excluding any encumbrance which has been released in connection with the transactions contemplated hereby.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust company (including any limited liability company or joint stock company) or other legal entity.

“Environmental Law” shall mean any Legal Requirement or Governmental Approval relating to the protection of the environment (including air, water, soil and natural resources) or health and safety aspects associated with environmental protection, including with respect to the release of any Hazardous Materials.

“Equity” shall have the meaning set forth in Section 1.1(b).

“Equity Interest” means (i) the capital stock of or other equity or ownership interest in an Entity (including partnership or membership interests and limited liability company partnership or membership interests and similar interests and any similar or equivalent rights) and any document evidencing any of the foregoing, (ii) any securities, shares or rights convertible into or exercisable for, and any preemptive, subscription, acquisition or other outstanding right, option, warrant, conversion right, exercise right, stock appreciation right, redemption right, repurchase right, phantom security, or Contract of any nature related to the capital stock or other interest described in clause (i) above and (iii) any beneficial interest related to the capital stock or other interest described in clause (i) above.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean each trade or business, whether or not incorporated, that would be treated as a single employer with Company under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreement” means that certain Escrow Agreement, dated the date hereof, by and among the parties hereto and the Escrow Agent.

“Escrow Amount” shall have the meaning set forth in Section 1.5.

“Escrow Fund” shall have the meaning set forth in Section 1.5.

“Execution Date” shall have the meaning set forth in the preamble hereto.

“Extension Agreements” shall mean the Waiver and Amendment Number One to Teleradiology Services Agreement (Daytime Services) by and among Nighthawk Radiology Services, LLC, US Radiology Partners of Texas, Inc. and the Company, the Waiver and Amendment Number One to Teleradiology Services Agreement (Daytime Services) by and among Nighthawk Radiology Services, LLC, US Radiology Partners of Louisiana, Inc. and the Company, the Waiver and Amendment Number One to Teleradiology Services Agreement (Daytime Services) by and among Nighthawk Radiology Services, LLC, MidSouth Radiology Partners, LLC and the Company, the Waiver and Amendment Number One to Teleradiology Services Agreement (After Hours Coverage Agreement) by and among Nighthawk Radiology Services, LLC, US Radiology Partners of Texas, Inc. and the Company and the Waiver and Amendment Number One to Teleradiology Services Agreement (After Hours Coverage Agreement) by and among Nighthawk Radiology Services, LLC, US Radiology Partners of Louisiana, Inc. and the Company, each of the preceding agreements executed on the same date as this Agreement.

“Financial Statements” shall have the meaning set forth in Section 2.10(a).

“GAAP” shall mean U.S. generally accepted accounting principles in effect on the date on which they are to be applied pursuant to this Agreement, applied consistently throughout the relevant periods.

“GL” shall have the meaning set forth in the preamble hereto.

“General Partner” shall have the meaning set forth in the preamble hereto.

“General Partner, Ltd.” shall have the meaning set forth in Section 3.2(b).

“General Partnership Agreement” shall mean the Amended and Restated Regulations of the General Partner dated as of February 28, 2006.

“Governmental Approval” shall mean any (i) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given, required by or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement or (ii) pending application or request for any of the foregoing in (i) above.

“Governmental Authority” shall mean any (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) federal, state, local, municipal, foreign or other court, arbitrator, or judicial or governmental or quasi-judicial or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (iv) multinational organization or body, (v) individual, entity or body entitled to exercise any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature or (vi) arbitrator or arbitral panel.

“GP Interests” shall have the meaning set forth in Section 1.1(b).

“Hazardous Material” shall mean any material, substance or waste listed, defined, designated or classified by or pursuant to Environmental Law as hazardous, toxic, pollutant, contaminant or words of similar meaning or effect, including petroleum or petroleum products (including crude oil) and any derivative or by-products thereof, natural gas, synthetic gas and any mixtures thereof, radioactive material or any substance that is or contains polychlorinated biphenyls (PCBs), radon gas, urea formaldehyde, asbestos-containing materials (ACMs) or lead.

“HIPAA” shall have the meaning set forth in Section 2.8(e).

“Indemnification Expiration” shall have the meaning set forth in Section 8.2(a).

“Intellectual Property Rights” shall mean any intellectual property rights, including, without limitation, Patents, Copyrights, mask works, moral rights, Trade Secrets, Trademarks, designs, and Technology, together with (i) all registrations and applications for registrations therefor and (ii) all rights to any of the foregoing (including: (A) all rights received under any license or other arrangement with respect to the foregoing, (B) all rights or causes of action for infringement or misappropriation (past, present or future) of any of the foregoing and (C) all rights to apply for or register any of the foregoing), but excluding any commercially available shrink-wrap software licensed by the Company).

“Indebtedness” of any Person means (i) all obligations of such Person for borrowed money or with respect to cash deposits or advances of any kind other than customer pre-payments made pursuant to Contracts in the Ordinary Course of Business, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, other than trade credit incurred in the Ordinary Course of Business consistent with past practice, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services, other than trade payables in the Ordinary Course of Business paid consistent with past practice, (vi) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all guarantees by such Person, (viii) all capital lease obligations of such Person, (ix) all net obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (x) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances.

“Initial Distribution Amount” shall have the meaning set forth in Section 8.2(d).

“Initial Distribution Date” shall have the meaning set forth in Section 8.2(d).

“Interests” shall have the meaning set forth in Section 1.1(b).

“Interim Balance Sheet” shall have the meaning set forth in Section 2.10(b).

“Interim Financial Statements” shall have the meaning set forth in Section 2.10(a)(ii).

“JCAHO” shall have the meaning set forth in Section 2.8(f).

“Key Personnel” shall have the meaning set forth in Section 7.2.

“Knowledge” shall mean any fact or matter known by a MB, GL or any Series B Holder or which any thereof could reasonably be expected to have discovered or have become aware of in the course of performing his duties.

“Leased Premises” shall have the meaning set forth in Section 2.16.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, ordinance, code, Order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability, debt, obligation, or duty), regardless of whether such debt, obligation, duty, or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Limited Partnership Agreement” shall mean the Amended and Restated Limited Partnership Agreement of the Company dated February 28, 2006.

“LP Interests” shall have the meaning set forth in Section 1.1(b).

“Material Adverse Effect” shall mean, as to any Person, an event, circumstance, fact or condition which has had or which could reasonably be expected to have a material adverse effect on (i) such Person’s business, condition, assets, liabilities, operations, financial performance, or prospects for continuing the operation of its business as conducted at Closing or (ii) the ability of such Person to enter into this Agreement or the other Transaction Agreements to which it is a party, to consummate the Acquisition, or to perform its obligations hereunder or under such other Transaction Agreements (excluding any changes resulting from or arising out of general market, economic or political conditions, provided that such changes do not have a substantially disproportionate impact on such Person) or other changes incident to, or reasonably foreseeable as a result of, the consummation of the transactions contemplated hereby.

“MB” shall have the meaning set forth in the preamble hereto.

“Multiemployer Plan” shall mean a pension benefit plan described in Section 3(37) of ERISA.

“Officer’s Certificate” shall have the meaning set forth in Section 8.2(b).

“Order” shall mean any temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ, award or similar action that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel.

“Ordinary Course of Business” shall, as to any Person, describe any action taken by a party if (i) such action is consistent with such Person’s past practices and is taken in the ordinary course of such Person’s normal day-to-day operations and (ii) such action is not required to be authorized by such Person’s equity owners, board of directors or any committee thereof and does not require any other separate or special authorization of any nature.

“Partner” and “Partners” shall have the meaning set forth in the preamble hereto.

“Partner Proceeding” shall have the meaning set forth in Section 2.7.

“Partner’s Conflict” shall have the meaning set forth in Section 5.5.

“Patents” shall mean all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries.

“Pension Plan” shall mean an employee benefit plan, fund, program, contract or arrangement that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA or any Multiemployer Plan.

“Permitted Encumbrances” shall mean (a) Encumbrances for taxes, assessments and other governmental charges not yet due and payable, (b) Encumbrances for taxes, assessments and other governmental charges that are being contested in good faith by appropriate Proceedings promptly instituted and diligently conducted and for which reasonable reserves have been established, or (c) statutory, mechanics’, laborers’ and material men’s liens arising in the Ordinary Course of Business for sums not yet due.

“Permitted Indebtedness” shall mean accounts payable incurred in the Ordinary Course of Business.

“Person” shall mean any individual, Entity or Government Authority.

“Plans” shall have the meaning as set forth in Section 2.18(a).

“Pre-Closing Tax Period” shall have the meaning set forth in Section 7.6(a).

“Prior Leased Premises” shall have the meaning set forth in Section 2.14(f).

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority.

“Projected Indemnity Amount” shall have the meaning set forth in Section 8.2(b).

“Property Taxes” shall have the meaning set forth in Section 7.6(a).

“PTO” shall have the meaning set forth in Section 2.15(g).

“Purchase Price” shall have the meaning set forth in Section 1.2.

“Ram, Ltd.” shall have the meaning set forth in Section 2.2(b).

“Real Property” shall mean, as to any Person, all real property owned or leased by such Person and all structures, buildings, building systems (including roof, HVAC, electrical, plumbing, sprinkler and fire safety systems), irrigation systems, fixtures and other improvements, together with the systems and facilities servicing such structures, located thereon.

“Registered Intellectual Property Rights” shall mean all United States, international and foreign (i) Patents, including applications therefor, (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks, (iii) Copyright registrations and applications to register Copyrights; (iv) mask work registrations and applications to register mask works, and (v) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time on or before Closing.

“Released Matters” shall have the meaning set forth in Section 9.1.

“Released Party” shall have the meaning set forth in Section 9.1.

“Releasing Parties” shall have the meaning set forth in Section 9.1.

“Remaining Amount” shall have the meaning set forth in Section 8.2(f).

“Representatives” shall mean, as to any Person, officers, directors, attorneys, accountants, advisors, Partners, subsidiaries and parent entities of such Person.

“RGMC” shall have the meaning set forth in the preamble hereto.

“Second Distribution Amount” shall have the meaning set forth in Section 8.2(e).

“Second Distribution Date” shall have the meaning set forth in Section 8.2(e).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shares” shall have the meaning set forth in Section 1.1(a).

“Statement” shall have the meaning set forth in Section 7.3.

“Straddle Period” shall have the meaning set forth in Section 7.6(a).

“Subsequent Distribution Amount” shall have the meaning set forth in Section 8.2(f).

“Subsidiary” shall mean, with respect to any Entity, another Entity (i) of which more than fifty percent (50%) of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors, or other body performing similar functions, of such other Entity is directly or indirectly owned or controlled by such Entity, (ii) which such Entity otherwise directly or indirectly owns or controls or (iii) which is consolidated in the financial statements of such Entity.

“Supplies” shall have the meaning set forth in Section 2.14(a)(iv).

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) shall mean (i) all taxes, however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any U.S. federal, territorial, state, local or non-U.S. government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to federal income taxes and state income and franchise taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, customs fees, duties and similar obligations, and other obligations of the same or of a similar nature to any of the foregoing, which Company or any of its subsidiaries is required to pay, withhold or collect, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a partner of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor entity.

“Tax Contest” shall have the meaning set forth in Section 7.6(c).

“Tax Return” shall mean all reports, estimates, declarations of estimated tax, information statements and returns (whether original or amended) relating to, or required to be filed in connection with, any Tax, including information returns or reports with respect to backup withholding and other payments to third parties.

“Technology” shall mean any know-how, confidential or proprietary information, name, data, discovery, formula, idea, method, process, procedure, other invention, record of invention, model, research, software, technique, technology, test information, market survey, website, or information or material of a like nature, whether patentable or unpatentable and whether or not reduced to practice.

“Trade Secrets” shall mean all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, procedures, techniques, ideas or other proprietary information that provides advantages over competitors who do not know or use it and documentation thereof (including related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software and compilations of information) and all claims and rights related thereto.

“Trademarks” shall mean any and all U.S. and foreign trademarks, service marks, logos, trade names, corporate names, and Internet domain names and addresses, and all goodwill associated therewith throughout the world.

“Transaction Agreements” shall mean the Escrow Agreement and the Employment Agreements.

“Transaction Expenses” shall mean attorneys’ fees, accounting fees and similar third party costs and expenses incurred in connection with the transactions contemplated hereby.

“Working Capital Shortfall” shall have the meaning set forth in Section 1.3(b).

“Working Capital Threshold” shall mean $868,000.

EXHIBIT B

FORM OF OPINION OF OUTSIDE COUNSEL

EXHIBIT C

LIST OF ENTITIES